As filed with the Securities and Exchange Commission on March 15, 2000
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                        NATIONAL MEDIA TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

         New York                      7371                    13-3859618
     (State or Other       (Primary Standard Industrial     (I.R.S. Employer
      Jurisdiction of      Classification Code Number)     Identification No.)
     Incorporation or
       Organization)
                                 59 John Street
                            New York, New York 10038
                                 (800) 795-7490
                            (212) 271-6292 Facsimile
    (Address, including zip code, and telephone number, including area code, of Registrant's executive offices)
                        ________________________________

                               ANTHONY L. WILLSEA
                      President and Chief Executive Officer
                        National Media Technologies, Inc.
                                 59 John Street
                            New York, New York 10038
                                 (800) 795-7490
                            (212) 271-6292 Facsimile

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ________________________________

                                   Copies to:
         Kenneth S. Rose, Esq.                  Andrew Cosentino, Esq.
   Morse, Zelnick, Rose & Lander, LLP           Greenberg Traurig, LLP
            450 Park Avenue                         200 Park Avenue
       New York, New York 10022                New York, New York 10166
             (212) 838-5030                          (212) 801-9200
       (212) 838-9190 Facsimile                (212) 805-9304 Facsimile

                        ________________________________

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                        ________________________________

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed Maximum
         Title of Each Class of          Aggregate Offering       Amount of
      Securities to be Registered             Price(1)        Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.01 par value........       $28,050,000.00         $7,433.25
================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(o) under the Securities Act.
                        ________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS (Subject to Completion)
Dated March 15, 2000

                           _____________ COMMON SHARES


[COMPANY LOGO]
                        NATIONAL MEDIA TECHNOLOGIES, INC.
                                  ____________

      This is our initial public offering. We are offering common shares. We expect the public offering price to be between $____ and $____ per share.

      No public market currently exists for our common shares. We will apply to have our common shares listed on the Nasdaq National Market under the symbol "NATL."

      See "Risk Factors" beginning on page 9 to read about factors you should consider before buying our common shares.
                                  ____________

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                  ____________

                                                     Per Share         Total
                                                   --------------   -----------
Initial public offering price..................    $                $
Underwriting discounts and commissions.........    $                $
Proceeds to us, before expenses................    $                $



   We and our principal shareholder have granted the underwriters a 45-day option to purchase up to an additional common shares at the initial public offering price less the underwriting discounts and commissions to cover over-allotments.

                                  ____________


                         ROTH CAPITAL PARTNERS, INC.

                  The date of this Prospectus is ________, 2000

                              INSIDE FRONT COVER




GRAPHIC FEATURING SCREEN SHOTS OF THE FOLLOWING WEB SITES DEVELOPED BY NATIONAL MEDIA TECHNOLOGIES:


HOME PAGE OF IPOPLUS.COM, the online investment bank
CUSHMAN & WAKEFIELD FINANCIAL SERVICES HOME PAGE
EDGAR123.COM HOME PAGE





Screen shots of the home pages of the Web sites developed for Whale Securities and Cushman & Wakefield financial services and for our EDGAR123.com site.

                                Table of Contents

                                Page                                     Page
                                ----                                     ----
Prospectus Summary.............         Business........................
Risk Factors...................         Management......................
Use of Proceeds................         Certain Transactions............
Dividend Policy................         Principal Shareholders..........
S Corporation Termination......         Description of Capital Stock....
Capitalization.................         Shares Eligible for Future Sale.
Dilution.......................         Underwriting....................
Selected Financial Data........         Legal Matters...................
Management's Discussion and             Experts.........................
  Analysis of Financial                 Where You Can Find
  Condition and Results                    More Information.............
  of Operations................         Index to Financial Statements...


      Unless otherwise stated, all information contained in this prospectus assumes no exercise of (a) the over-allotment option to purchase up to _________ common shares granted to the underwriters, (b) warrants to purchase _________ common shares to be granted to the representatives of the underwriters in connection with the completion of this offering, (c) _________ common shares issuable upon exercise of options granted under our 1998 stock option plan and
(d) _________ common shares reserved for issuance under our 2000 stock option plan.

      Until _________, 2000 (the 25th day after the date of this prospectus) all dealers effecting transactions in our common shares, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common shares. You should read this entire prospectus carefully, including our financial statements and the notes to those statements. Except as otherwise indicated, all information in this prospectus assumes a _______-for-1 stock split, which will be implemented immediately before this offering, resulting in _________ common shares outstanding before the sale of shares offered by this prospectus.

                           National Media Technologies

      We are a rapidly growing business-to-business Internet professional services company. We use a combination of software and services to create, design and deliver secure business-critical communications to the financial, business and legal communities. We incorporate text, sophisticated graphics, audio and/or video into an integrated, interactive, searchable and easy-to-use format. Our communications are delivered over Web-based channels, such as the World Wide Web, intranets, extranets and wireless networks as well as CD-ROMs. We enable our customers to deliver time-sensitive, business-critical information to their target audiences securely and in an effective, consistent and cost-efficient manner.

      Our services include securities compliance filings, Web site development, preparation of electronic brochures, interactive multimedia presentations and virtual tours. As the leading independent securities compliance filing service, we prepare and file compliance documents, such as registration statements and proxy materials. These documents are filed with the Securities and Exchange Commission via our secure, dedicated, proprietary, 10-channel frame-relay system. We have also developed a proprietary communications model -- SOLID(SM) -- to securely deliver investment and offering documents over the Internet. We currently market this service primarily to real estate investment banks in connection with commercial real estate transactions and to investment banks in connection with public offerings and private placements. We have entered into exclusive term contracts with Cushman & Wakefield, Sonnenblick-Goldman and Eastdil Realty to develop and coordinate their online property offerings.

      The emergence of the Web as a global communications medium has enabled companies to gather information, communicate and conduct business electronically over Web-based channels. The ability to communicate effectively represents an important competitive advantage for business enterprises under increasing pressure to operate more efficiently and to better serve the needs of their customers. However, there are a number of technical and economic challenges that have prevented business enterprises, particularly smaller ones, from taking full advantage of the opportunities presented by the Web. We believe we have developed a highly effective and cost-efficient means for creating, designing and delivering time-sensitive, business-critical communications securely and in an integrated, interactive, searchable and easy-to-use format.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      We believe that we provide our customers with many benefits, including:

        o Comprehensive service offerings. We offer our customers a broad range of services for the creation, design and delivery of their business communications.

        o Enhanced communication. We deliver time-sensitive, business-critical communications in a consistent, visually rich and interactive manner.

        o Reduced cost. Our services eliminate many of the costs and expenses typically associated with traditional communication methods.

        o Increased speed and flexibility. Our services enable businesses to publish and distribute information faster and with more flexibility than traditional business communication methods.

        o Secure and reliable service. We offer our customers a highly secure and reliable computing environment.

      Our objective is to become a leading business-to-business Internet professional services company. Key elements of our strategy include:

        o   expanding our presence in the markets we currently serve;

        o   leveraging our reputation to expand into new markets;

        o   expanding and enhancing our service offerings;

        o   increasing our marketing and promotional activities; and

        o   pursuing strategic relationships and acquisitions.

                                   Our History

      We were organized in 1995 under the name National Filing Services, Inc. to capitalize on the escalating demand for securities compliance filing services. In June 1999 we changed our name to National Media Technologies, Inc. to more accurately reflect our expanded service offerings. Our executive offices are located at 59 John Street, New York, New York 10038 and our telephone number is
(800) 795-7490. We maintain a site on the World Wide Web at www.natlmedia.com; however, the information found on our Web site is not a part of this prospectus. We also maintain sales and production offices in Boston, Massachusetts, Chicago, Illinois and Ft. Lauderdale, Florida.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common shares offered..............      ________________

Common shares to be
   outstanding after the
   offering........................      ____________, or ____________ if the
                                         underwriters exercise their
                                         over-allotment option in full.

Use of proceeds....................      Repayment of debt, general corporate
                                         purposes, which may include strategic
                                         acquisitions or investments, upgrades
                                         of internal systems and working
                                         capital requirements.

Proposed NASDAQ symbol.............      NATL

Risk factors.......................      Investment in our common shares
                                         involves significant risk and you
                                         could lose your entire investment.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Summary Financial Information

      The following table presents a summary of our financial information. Since our inception we have been an S corporation for Federal and state income tax purposes. Immediately before this offering is consummated we will terminate our S election. Pro forma statement of operations data reflects an adjustment to show assumed Federal and state income taxes for the year ended December 31, 1999 as if we were a C corporation for income tax purposes.

      Pro forma balance sheet data gives effect to the following transactions occurring after December 31, 1999 and before the date of this prospectus:

        o   the receipt of an aggregate of $1.0 million of loan proceeds;

        o the payment of $50,000 for software licenses acquired as part of a litigation settlement;

        o   a distribution of $650,000 to our sole shareholder; and

        o   a capital contribution of $650,000 by our sole shareholder.

      Pro forma balance sheet data as adjusted for this offering also takes into account the following:

        o the receipt of the estimated net proceeds of this offering of $_________ assuming an initial public offering price per share of $_________, less underwriting discounts and commissions and estimated offering expenses payable by us;

        o the repayment of a $950,000 subordinated note out of the offering proceeds;

        o the repayment of a $357,000 loan from our sole shareholder out of the offering proceeds; and

        o the conversion of a $50,000 convertible subordinated note into a number of common shares having a value of $1.0 million based on the initial public offering price per share.

The following information should be read together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited balance sheets as of December 31, 1998 and 1999 and the related statements of operations, shareholder's equity/deficiency and cash flows for each of the three years in the period ended December 31, 1999 and the related notes, included elsewhere in this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                    Year ended December 31,
                                                -----------------------------
                                                 1997       1998        1999
                                                ------     ------      ------
                                                 (in thousands, except share
                                                     and per share data)
Statement of operations data:
Revenues....................................    $3,419     $3,332      $5,024
Gross profit................................     2,192      2,045       3,179
Selling, general and administrative
  expenses..................................     1,231      1,926       2,667
Non-cash stock compensation.................      --          246         --
Litigation settlement.......................      --          700         --
Income (loss) before provision
  (benefit) for income taxes................     1,012       (857)        448
Provision (benefit) for income taxes........        85        (19)         50
Net income (loss)...........................    $  927     $ (838)     $  398
                                                ======     ======      ======
Basic net income (loss) per share...........    $          $           $
                                                ======     ======      ======
Diluted net income (loss) per share.........    $          $           $
                                                ======     ======      ======
Basic weighted average number of common
  shares outstanding........................
                                                ======     ======      ======
Diluted weighted average number of
  common shares outstanding.................
                                                ======     ======      ======

Pro forma statement of operations data
  (unaudited):
Income before provision  for income
  taxes.....................................                           $  448
Pro forma income tax expense................                              206
                                                                       ------
Pro forma net income........................                           $  242
                                                                       ======

Pro forma basic net income per
  share.....................................                           $
                                                                       ======
Pro forma diluted net income per
  share.....................................                           $
                                                                       ======
Number of shares used in computing
  pro forma basic net income per
  share.....................................
                                                                       ======
Number of shares used in computing
  pro forma diluted net income per
  share.....................................
                                                                       ======


                                                 As of December 31, 1999
                                      ------------------------------------------
                                                                     Pro forma,
                                                                    as adjusted
                                                                      for the
                                         Actual        Pro forma      offering
                                      --------------  ------------  ------------
                                                     (in thousands)
Balance sheet data:
Current assets....................    $     941       $   1,241      $
Working capital (deficiency)......         (930)           (930)
Total assets......................        1,411           1,711
Total liabilities.................        1,903           2,203
Shareholder's equity (deficit)....         (492)           (492)

--------------------------------------------------------------------------------

                                  RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any common shares. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. The information in this prospectus includes forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "may," "will," "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in this section and in the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                        Risks Related to Our Business

Our limited operating history makes it difficult to predict our future success. Our business has evolved, making predictions of future profitability even more difficult.

      We were organized in November 1995 and commenced operations in February 1996 to provide securities compliance filing services to the financial, business and legal communities. Since then our business has expanded so that we now offer a variety of services. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business in the rapidly changing and highly competitive Internet professional services market, many of which may be beyond our control.

Our services are being marketed to niche markets and it is uncertain whether the principal participants in these markets will change their existing methods of doing business.

      We plan to aggressively market our proprietary format for distributing investment and offering documents online to the real estate investment banking and investment banking industries. We also intend to aggressively market our Web site development services to regional investment banks as they migrate to the Internet. We do not expect that investment banks will purchase our services without intensive sales and marketing efforts. Various factors could adversely affect our efforts, including overcoming concerns about security issues and a general reluctance to move away from traditional methods of doing business. Our potential customers may have a substantial investment in their current production and distribution methods and may be reluctant to adopt a new approach that will compete with or replace their existing methods.

The emerging market for Internet professional services is relatively new and there is no assurance that it will continue to grow.

      The market for Internet professional services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. The market for our services is new and rapidly evolving. Therefore, it is difficult to predict with any assurance whether such services will achieve or maintain commercial acceptance or the growth rate or the ultimate size of the market. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, our products and services do not achieve market acceptance, or our pricing becomes subject to significant competitive pressures, our business, results of operations and financial condition would be materially and adversely affected.

Our business could be materially and adversely affected by a downturn in the financial and real estate markets.

      Most of our revenues are derived from companies in the financial services and real estate industries. Our growth thus far reflects the recent strength of the capital markets, both public and private, and the real estate market. If the capital markets were to contract, the number of securities compliance filings would probably decrease, as would the number of private placements and public offerings. The real estate market also would be negatively affected, decreasing investor demand.

Our quarterly financial results are subject to significant fluctuations due to many factors, any of which could adversely affect our stock price.

      Our revenues and operating results may vary significantly from quarter to quarter and, therefore, quarter to quarter comparisons of our operating results may not be meaningful and may not be indicative of our future performance. It is possible that our operating results may fall below the expectations of analysts and investors. Any decline in revenues or earnings or a greater than expected loss for any quarter could cause the market price of our common shares to decline. The factors, some of which are outside our control, which may cause our financial results to vary from quarter to quarter include:

        o   the number, size and scope of our client engagements;

        o unanticipated delays, deferrals or cancellations of client engagements or unanticipated changes in the scope of major client engagements;

        o the efficiency with which we utilize our billable professionals, plan and manage our existing and new client engagements and manage future growth;

        o the extent to which we use subcontractors or hire new billable professionals whom we may not be able to immediately utilize on client engagements;

        o   variability in market demand for Internet professional services;

        o our ability to attract qualified professionals in a timely and effective manner;

        o   our ability to complete fixed-fee engagements on budget;

        o   changes in pricing policies by us or our competitors; and

        o   general economic conditions.

We generate a large portion of our revenues from a small number of clients.

      We derive a significant portion of our revenues from a limited number of clients. For example, in 1999 three clients accounted for 54.0% of our revenues, one of which accounted for approximately 36.0% of our revenues. We expect a relatively high level of client concentration to continue. The volume of work performed for these clients may not be sustained from year to year and there is a risk that these principal clients may not retain us in the future. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues in the relevant fiscal period could substantially decline and our operating results could be adversely affected.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

      Our revenues are derived primarily from project-based client engagements, which vary in size and scope. As a result, our revenues are difficult to predict from period to period. Our revenue growth and operating results would be adversely affected if we cannot secure new client engagements to replace completed projects.

We perform work for clients without contracts or under contracts that are terminable upon little or no notice. Any termination could result in a loss.

      In general, our client contracts tend to be short-term agreements and may be terminated by the client upon 30, 60 or 90 days prior written notice. Furthermore, our clients can generally reduce the scope of an engagement without penalty and with little or no notice. If a client terminates a contract before we complete the project or reduces the scope of an engagement, we may be unable to recoup the revenues we would have earned had the contract not been terminated. Also, a substantial portion of our expenses, including those related to employee compensation and equipment, are relatively fixed. Consequently, if we cannot quickly enter into new agreements to replace the terminated agreements, we will continue to incur those costs without having the benefit of any related revenues.

The loss of our founder and chief executive officer would make it difficult to implement our growth strategy, complete existing projects and bid for new projects.

      Our success depends on the continued services of our founder and chief executive officer, Anthony L. Willsea. If Mr. Willsea were unable or unwilling to continue to be actively involved in our business, our client relationships and our ability to implement our growth strategy, complete existing projects and bid for new projects could be severely impaired. We intend to enter into an employment agreement with Mr. Willsea prohibiting him from competing with us or soliciting our clients for a period of three years after his employment terminates. However, the enforceability of these restrictions has never been addressed by a court and we cannot assure that they will be upheld if challenged.

Our executive management team has limited experience working together, which may make it difficult to conduct and grow our business.

      Most of our senior executive officers are relatively recent hires. Our chief marketing officer was hired in February 1999, and our executive vice president -- Internet/new media services and chief financial officer joined us in May 1999. Therefore, there has been little opportunity to evaluate the effectiveness of our executive management team as a combined unit. The failure of executive management to function effectively as a team may have an adverse effect on our ability to obtain and execute client engagements, maintain a cohesive culture and compete effectively in the marketplace.

Our inability to attract, hire and retain qualified professionals could hinder our ability to serve our clients and implement our growth strategy.

      If we cannot attract, hire and retain the qualified Internet professionals and technical personnel that are integral to our business, we may not be able to complete existing projects, take on new projects or develop new products and services. We must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. The Internet professional services market is labor intensive and currently there is a shortage of qualified technical personnel that is likely to continue into the foreseeable future.

We may be unable to manage our growth.

      Our revenues for the year ended December 31, 1999 increased 51.5% over 1998 revenues. The number of our employees increased from 12 at January 1, 1997 to 43 at December 31, 1999. This rapid growth has placed, and our planned future growth will continue to place, a significant strain on our operational, managerial, technical and financial resources. We cannot assure you that we will be able to manage our growth effectively. To manage future growth, we must continue to improve our operational and financial systems, procedures and controls and expand, train, manage and retain our employees. In addition, our growth strategy contemplates strategic acquisitions as a means to acquire new talent and expertise and gain access to new markets. Acquisitions involve numerous risks and uncertainties including costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture.

We may need additional capital in the future, which may not be available to us.

      In the future, we may need to raise additional funds, either through public or private financings, to take advantage of expansion or acquisition opportunities, develop new services or compete effectively in the marketplace. Future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new services and competing technological and market developments. We may not be able to obtain additional financing when needed on favorable terms. We have not entered into any agreements to raise additional funds.

We face intense competition and may be unable to compete effectively.

      The Internet professional services market is relatively new and highly competitive. We expect competition to further intensify as this market rapidly evolves. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could have a material and adverse affect on our business, results of operations and financial condition. Many of our competitors have longer operating histories, larger client bases, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Consequently, our competitors may be in a better position than we are to respond quickly to new or emerging technologies, address changes in client requirements, adopt more aggressive pricing policies, make attractive offers to potential employees and strategic partners and devote resources to the development, promotion and sale of products and services.

      Our competitors vary in size and in the scope and breadth of services offered. We believe that our primary competitors include the following companies:

        o Internet professional service firms including Scient, Viant, Razorfish, Proxicom, Sapient and USWeb;

        o technology consulting firms and integrators including the consulting affiliates of the major accounting firms, Diamond Technology Partners, EDS and IBM;

        o in-house information technology, marketing and design service departments of our current and potential clients;

        o multimedia production and entertainment companies including Digital Lava, Pacific Media and DigitalThink;

        o large financial printers including Merrill Corporation, Bowne, R.R. Donnelley & Sons and Global Financial Press; and

        o   corporate filing services including ADP, CCH and Prentice Hall.

      In addition, the emergence of new competitors may pose a threat to our business. There are relatively low barriers to entry into the Internet professional services market. Existing or future competitors may develop and offer services that are superior to, or have greater market acceptance than ours.

Our business may suffer and we may not be able to implement our growth strategy if we are unable to maintain our reputation and expand our name recognition.

      We believe that establishing and maintaining a strong reputation and increasing brand awareness of our products and services are critical for attracting and retaining clients and employees. We also believe that the importance of reputation and name recognition will increase due to the growing number of Internet professional services providers. In order to establish and maintain our good name and reputation, we must continue to provide secure, high quality, efficient service. In order to build brand awareness for our products and services, we must expand our marketing efforts.

If third parties ever assert that we have infringed on their intellectual property rights or that our employees have misappropriated their proprietary information, we could incur substantial costs, experience diversion of management's attention and disruption of our business.

      Third parties may assert infringement claims against us in the future or claim that we have violated their intellectual property rights. We have recently settled one such claim. While we know of no basis for any future claims of this type, authorship of intellectual property rights can be difficult to verify. Competitors could assert, for example, that former employees of theirs whom we have hired have misappropriated their proprietary information for our benefit.

Our business may suffer if we are unable to renew our software licensing for EDGARease(C) or if we have disputes over our right to reuse intellectual property developed for specific clients.

      Currently, we license EDGARease(C), a program that converts documents into the EDGAR ASCII format required by the SEC, from Document Technologies, Inc. If we are unable to maintain or renew such license, we would be forced to discontinue our use of this software and develop or license comparable technology which may not be available. In addition, when we develop software applications for discrete client engagements, we typically retain the right to reuse the applications, processes and other intellectual property we develop. Issues relating to the rights to intellectual property can be complicated, and disputes may arise that could adversely affect our ability to reuse these applications, processes and other intellectual property. These disputes could damage our relationships with our clients and our business reputation, divert our management's attention and have a material adverse effect on our ability to maintain or grow our business.

                        Risks Related to Our Industry

If we do not keep pace with changing technologies and client preferences, our current services may become obsolete or unmarketable.

      Our business and the Internet professional services market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. To be competitive and serve our clients effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards and client preferences. We may experience technical or other difficulties that prevent or delay our responses. These delays could cause our current services to become obsolete and unmarketable. In addition, we may incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes.

Our business depends on continued growth in the use of the Internet.

      If the usage and volume of commercial transactions on the Internet does not continue to increase, demand for our services may decrease and our business, results of operations and financial condition could materially suffer. The future of our business depends upon continued growth in Internet usage by our clients, prospective clients and their customers and suppliers. Growth in Internet usage has caused capacity constraints that may potentially impede further growth if left unresolved. The factors that may affect Internet usage or e-commerce adoption include:

        o   actual or perceived lack of security of information;

        o   congestion of Internet traffic or other usage delays;

        o   inconsistent quality of service;

        o   increases in Internet access costs;

        o   increases in government regulation;

        o   uncertainty regarding intellectual property ownership;

        o   reluctance to adopt new business methods;

        o   costs associated with the obsolescence of existing infrastructure;
            and

        o   economic viability of e-commerce models.

If the Internet infrastructure is not adequately maintained, we may be unable to provide our products and services in a timely manner.

      Our future success will depend, in substantial part, upon the continued development of the Internet technology infrastructure, including a reliable network backbone with the necessary speed, data capacity and security, and the timely development of enabling products, including high-speed modems, for providing reliable and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not continue to support the demands placed on it and as a result, the performance or reliability of the Internet may be adversely affected. Furthermore, the Internet has experienced a variety of usage and other delays. The infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed or maintained. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business, results of operations and financial condition in particular.

System failures may interrupt or delay our ability to provide our services and security breaches could be harmful to our reputation.

      The continued and uninterrupted performance and security of our computer, data and telecommunications systems is critical to our success. Any system failure that causes interruptions or delays in our ability to deliver our services to our clients could reduce customer satisfaction, damage our reputation and cause us to lose clients. Security breaches would also have a material adverse effect on us. We must protect our computer, data and telecommunications systems against viruses, vandalism, other malicious acts and similar unexpected adverse events. The occurrence of any of these events would cause us to be unable to operate our business for a substantial period of time or could harm our reputation. Although we carry general liability insurance, our insurance may not cover claims by dissatisfied customers or may not be adequate to indemnify us for any liability we may incur if we are the subject of a claim.

Increasing government regulation could adversely affect our business.

      Due to the increasing popularity of the Internet, various laws or regulations relating to the Internet have been proposed or adopted and the application of existing laws and regulations to the Internet is being reviewed by various governmental agencies. An increase or change in federal, state or foreign legislation or regulation of e-commerce could hinder the Internet's growth and could decrease its usage as a commercial marketplace. If this decline occurs, existing and prospective clients may decide not to use our services. In addition, a number of legislative proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on online commerce. The three-year moratorium preventing state and local governments from taxing Internet access, taxing electronic commerce in multiple states and discriminating against electronic commerce is scheduled to expire on October 21, 2001. If the moratorium ends, state and local governments could impose these types of taxes or discriminate against electronic commerce. In addition, existing state and local laws that tax Internet related matters were expressly excluded from this moratorium. These regulations, and other attempts at regulating commerce over the Internet, could impair the viability of e-commerce and the growth of our business.

                        Risks Related to this Offering

The market price of our common shares could fluctuate significantly.

      The market price of our common shares could fluctuate significantly after this offering in response to a variety of factors, many of which may be beyond our control, including the following:

        o changes in financial estimates or investment recommendations by securities analysts following our business;

        o quarterly operating results falling below or exceeding analysts' or investors' expectations in any given period;

        o changes in economic and capital market conditions for Internet and other Internet professional service companies;

        o changes in market valuations of, or earnings and other announcements by, Internet professional services and other Internet technology companies;

        o announcements by us or our competitors of new service offerings, contracts, acquisitions or strategic relationships;

        o   additions or departures of key personnel; and

        o   changes in business or regulatory conditions.

      Many companies' equity securities, including the equity securities of Internet and other technology companies, have experienced extreme price and volume fluctuations in recent years. Often, these fluctuations are unrelated to the companies' operating performance. Elevated levels in market prices for securities, often reached following these companies' initial public offerings, may not be sustainable and may not bear any relationship to operating performances. Our common shares may not trade at the same levels as other Internet stocks, and Internet stocks in general may not sustain their current market prices. However, if investor interest in these stocks declines, the price for our common shares could drop suddenly and significantly, even if our operating results are positive. In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business.

We are controlled by a single shareholder.

      Immediately after this offering, our president and chief executive officer, Anthony L. Willsea, will own % of our issued and outstanding common shares. If the underwriters exercise their over-allotment option in full he will own %. In either event, Mr. Willsea has the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including the election of directors, a sale of substantially all of our assets, a merger with another entity or an amendment to our certificate of incorporation. Mr. Willsea's ownership position could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our common shares.

The initial public offering price of our common shares does not necessarily relate to any established criteria of value so our common shares may trade below the initial public offering price.

      The initial public offering price per share in this offering has been determined through negotiations between representatives of the underwriters and us and does not necessarily relate to any established criteria of value. We cannot assure you that the trading price of our common shares after this offering will equal or exceed the initial public offering price.

An active trading market for our common shares may not develop after this offering and you may be unable to sell your shares.

      There is currently no public market for our common shares. We cannot assure that an active public trading market for our common shares will develop or be sustained after this offering. If an active and liquid trading market does not develop or is not sustained, you may have difficulty selling your shares.

The future sale or availability for sale of substantial amounts of our shares could cause the share price to decline.

      Sales of a substantial number of our common shares after this offering, or the public perception that these sales may occur, could cause the market price of our common shares to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have ____________ common shares outstanding (____________ if the option we granted to the underwriters to purchase additional common shares from us is exercised in full). In addition, we have reserved ____________ common shares for issuance under our 1998 stock option plan, all of which are covered by options granted before the date of this prospectus and ____________ common shares are reserved for issuance under our 2000 stock plan, of which ____________ common shares are covered by options granted on or before the date of this prospectus. Finally, ___________ common shares are issuable upon exercise of warrants issuable to the representatives of the underwriter in connection with this offering. The ______________ common shares sold in this offering (____________if the option we granted to the underwriters to purchase additional common shares from us is exercised in full), other than shares held by an "affiliate" (as that term is defined by the rules and regulations issued under the Securities Act), will be freely transferable without restriction under the Securities Act. The __________ common shares held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These shares may be sold in the future without registration only as permitted by Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

      In connection with this offering, we, our executive officers and directors and all of our existing shareholders have agreed not to sell any common shares for 180 days after this offering without the consent of the representatives of the underwriters. However, these shares may be released from these restrictions by the representatives of the underwriters at any time. The effect that sales in the public market of shares held by principal shareholders or other shareholders or the potential availability for future sale of these shares will have on their market price is unpredictable.

Our management has broad discretion over the use of proceeds from this offering.

      We currently have identified specific uses for only a small portion of the net proceeds of this offering. Our management has significant flexibility as to the timing and the use of the proceeds. Accordingly, investors in this offering will be relying on management's judgement with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially adversely affected.

You will experience immediate and substantial dilution.

      If you purchase common shares in this offering, you will pay more for your shares than existing shareholders paid for their shares. In fact, you will experience immediate and substantial dilution of approximately $___ per share, representing the difference between our book value per share after giving effect to this offering and the initial public offering price. In addition, you may experience further dilution to the extent that common shares are issued upon the exercise of existing stock options at exercise prices less than the initial public offering price per share. As of the date of this offering, we have granted options to our employees and contractors to purchase common shares at prices ranging from $ to $ per share. Furthermore, any additional capital raised through the sale of equity or equity-linked securities would dilute your ownership percentage in us. These securities could also have rights, preferences or privileges senior to those of the common shares.

Our certificate of incorporation and bylaws, as well as provisions of the New York Business Corporation Law could deter takeover attempts that may offer you a premium, which could adversely affect our share price.

      Provisions of our certificate of incorporation, our bylaws and New York law make acquiring control of us without the support of our board of directors difficult for a third party, even if the change of control would be beneficial to our shareholders. The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our shareholders to obtain a control premium could adversely affect the market price for our common shares. For example, our certificate of incorporation provides that the board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. In addition, our certificate of incorporation authorizes our board of directors to issue up to five million "blank check" preferred shares. This means that, without shareholder approval, the board of directors has the authority to attach special rights to preferred shares, including voting and dividend rights. With these rights, preferred shareholders could make it more difficult for a third party to acquire our company. A special meeting of shareholders may only be called by a majority of the board of directors or by our president, chief executive officer or chairman. In addition, a shareholder proposal for an annual meeting must be received within a specified period of time to be placed on the agenda. Because shareholders do not have the ability to require the calling of a special meeting of shareholders and are subject to timing requirements in submitting stockholder proposals for consideration at an annual meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

                                 USE OF PROCEEDS

      The estimated net proceeds to us from the sale of the ____________ common shares offered at an assumed initial public offering price of $________ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $_________ million, or approximately $_________ million if the underwriters' over-allotment option is exercised in full.

      We expect to use the net proceeds of this offering to repay indebtedness, for working capital and for general corporate purposes, including:

        o   purchasing additional capital equipment;

        o   expanding our facilities;

        o expanding our human resources department and hiring additional personnel;

        o   developing and expanding our sales and marketing department; and

        o   upgrading our internal technical systems.

      Other than the repayment of a $950,000 loan from an unrelated party, evidenced by a subordinated note, and the repayment of $357,000 owed to Anthony
L. Willsea, we do not have specific uses committed for the net proceeds of this offering. The loan from the unrelated party was incurred in February 2000, accrues interest at the prime rate of interest, currently 8.75% per annum, and is payable out of the proceeds of this offering. We will have broad discretion regarding the use of the remaining net proceeds, which will depend on a number of factors, including our rate of revenue growth, cash generated by operations, our overall financial performance, evolving business needs and the other factors described in "Risk Factors." Pending use, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

      We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering. We may be required to seek additional sources of capital sooner if our operating assumptions change or prove to be inaccurate, or we consummate any acquisitions of significant businesses or assets. We have no current plans, agreements or commitments and are not currently engaged in any negotiations regarding any acquisition transaction.

                                 DIVIDEND POLICY

      We currently plan to retain all of our earnings to finance the expansion and development of our business. The payment of dividends is within the discretion of our board of directors. Our board of directors will make any future determination of the payment of dividends based upon conditions then existing, including our earnings, financial condition and capital requirements, as well as other economic and general conditions as they may deem relevant. In February 2000, we distributed $650,000 to our sole shareholder, Anthony L. Willsea. Of this amount, $138,000 represented undistributed S corporation taxable income through December 31, 1999.

                            S CORPORATION TERMINATION

      Since our inception, we have been an S corporation for Federal and state income tax purposes. As a result, we have not been subject to Federal income taxes at all or to state income taxes at the regular corporate tax rates. Immediately before this offering is consummated we will terminate our S corporation status and, as a result, we will be subject to Federal and state corporate income taxation at the regular corporate rates. We intend to pay a final S corporation distribution to our sole shareholder, Anthony L. Willsea, in an amount equal to our undistributed S corporation taxable income, if any, from January 1, 2000 through the date of this offering to the extent of available cash balances. At March 31, 2000, this amount would have been $____. Investors purchasing common shares in this offering will not receive any portion of this final distribution and we do not anticipate making any additional distributions of this kind in the future.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 1999 on an actual basis, on a pro forma basis and on a pro forma, as adjusted basis:

      Pro forma balance sheet data gives effect to the following transactions occurring after December 31, 1999 and before the date of this prospectus:

        o   the receipt of an aggregate of $1.0 million of loan proceeds;

        o the payment of $50,000 for software licenses acquired as part of a litigation settlement;

        o   a distribution of $650,000 to our sole shareholder; and

        o   a capital contribution of $650,000 by our sole shareholder.

      Pro forma balance sheet data as adjusted for this offering also takes into account the following:

        o the receipt of the estimated net proceeds of this offering of $_____ assuming an initial public offering price per share of $_____ less underwriting discounts and commissions and estimated offering expenses payable by us;

        o the repayment of a $950,000 subordinated note out of the offering proceeds;

        o the repayment of a $357,000 loan from our sole shareholder out of the offering proceeds; and

        o the conversion of a $50,000 convertible subordinated note into a number of common shares having a value of $1.0 million based on the initial public offering price per share.

      The following table should be read together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited balance sheets as of December 31, 1998 and 1999 and the related statements of operations, shareholder's equity/deficiency and cash flows for each of the three years in the period ended December 31, 1999 and the related notes included elsewhere in this prospectus.

                                                     December 31, 1999
                                            -----------------------------------
                                                                     Pro forma,
                                             Actual     Pro forma   as adjusted
                                            --------   ----------  ------------
                                                      (in thousands)
Borrowings under lines of credit ..........  $ 382        $ 382         $--
                                             =====        =====         ====
Due to shareholder ........................  $ 357        $ 357         $--
                                             =====        =====         ====
Subordinated note .........................  $--          $ 950         $--
                                             =====        =====         ====
Convertible subordinated note .............  $--          $  50         $--
                                             =====        =====         ====
Long term obligations .....................  $  29        $  29         $
Shareholders' equity (deficit):
   Preferred shares, $0.01 par
      value; 5,000,000 shares
      authorized; no shares issued
      and outstanding actual and
      as adjusted .........................   --           --
   Common shares, $0.01 par value;
      30,000,000 shares
      authorized; ___________ shares issued
      and outstanding actual and pro
      forma; ___________shares issued and
      outstanding as adjusted .............   --           --
   Additional paid-in capital .............    246          246
   Accumulated deficit ....................   (738)        (738)
                                             -----        -----         ----
      Total shareholders' equity (deficit)    (492)        (492)
                                             -----        -----         ----
         Total capitalization .............  $(463)       $(463)        $
                                             =====        =====         ====

      Common shares outstanding, actual, pro forma and as adjusted, excludes up to ___________ common shares issuable if the underwriters exercise their over-allotment option, __________common shares issuable upon exercise of the warrants issuable to the representatives of the underwriters in connection with this offering, ___________ common shares issuable upon exercise of options granted under our 1998 option plan and ____________ common shares reserved for issuance under our 2000 stock option plan.

                                    DILUTION

      Our pro forma net tangible deficiency as of December 31, 1999 was approximately $_______ , or $_______ per common share. Pro forma net tangible deficiency per common share is determined by dividing the excess of our total liabilities over our total tangible assets by the pro forma number of common shares outstanding as of December 31, 1999 after giving effect to:

        o   the receipt of an aggregate of $1.0 million of loan proceeds;

        o the payment of $50,000 for software licenses acquired as part of a litigation settlement;

        o   a distribution of $650,000 to our sole shareholder; and

        o   a capital contribution of $650,000 by our sole shareholder.

      Assuming the sale of the common shares offered hereby at an offering price of $_______ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the application of net proceeds from this offering to repay the subordinated notes and the shareholder loan, our pro forma, as adjusted net tangible book value as of December 31, 1999 would have been approximately $_______ million, or $_______ per share. This represents an immediate increase in the pro forma net tangible book value per share of $_______ to existing shareholders and an immediate dilution of $_______ per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution.

Assumed initial public offering price per
   share.........................................                   $
Net tangible pro forma deficiency per
   common share at December 31, 1999.............          $
Decrease in pro forma net tangible book value
   per common share as a result of final
   distribution to our shareholder...............          $
Increase in pro forma net tangible book
   value per common share attributable to
   new investors.................................          $
Pro forma, as adjusted net tangible book
   value per common share after the
   offering......................................                    $
                                                                     -------
Dilution per common share to new investors.......                    $
                                                                     =======

      The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number of common shares we sold to, the total consideration paid by and the average price per common share paid by our existing shareholder and to be paid by new investors purchasing common shares from us in this offering, assuming an initial public offering price of $_______ per share, and before deducting underwriting discounts and commissions and other offering expenses:



                          Shares Purchased      Total Consideration     Average
                       ----------------------  ---------------------     Price
                         Number      Percent     Amount     Percent    Per Share
                       ----------  ----------  ---------   ---------   ---------
Existing shareholder                        %   $                  %    $
New investors
                       ----------  ----------  ---------   ---------
    Total                              100.0%                 100.0%
                                   ==========              =========

      The table above does not include _________ common shares issuable if the underwriters exercise their over-allotment option, __________ common shares issuable upon exercise of the warrants issuable to the representatives of the underwriters in connection with this offering, __________ common shares issuable upon exercise of options granted under our 1998 option plan and __________ common shares reserved for issuance under our 2000 stock option plan.

                           SELECTED FINANCIAL DATA

      You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and the related notes, included in this prospectus. We derived the statement of operations data for each of the three years in the period ended December 31, 1999, and the balance sheet information as of December 31, 1998 and 1999 from our audited financial statements, which are included elsewhere in this prospectus. We derived the statement of operations for the period beginning February 14, 1996, the commencement of operations, through December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 from our unaudited financial statements, which are not included in this prospectus. Since our inception we have been an S corporation for Federal and state income tax purposes. Immediately before this offering is consummated we will terminate our S election. Pro forma statement of operations data reflects an adjustment to show assumed Federal and state income taxes for the year ended December 31, 1999 as if we were a C corporation for income tax purposes.

                                           February 14
                                       (the commencement
                                         of operations)
                                            through             Year Ended December 31,
                                          December 31,   -----------------------------------
                                              1996         1997          1998          1999
                                            -------      -------       -------       -------
                                          (unaudited)
                                                  (in thousands, except per share data)
Statement of operations data:

Revenues .............................      $ 1,102      $ 3,419       $ 3,332       $ 5,024
Cost of revenues .....................          334        1,227         1,287         1,845
                                            -------      -------       -------       -------
Gross profit .........................          768        2,192         2,045         3,179
Selling, general and
   administrative expenses ...........          455        1,231         1,926         2,667
Non-cash stock compensation ..........         --           --             246          --
                                            -------      -------       -------       -------
Income (loss) from
operations ...........................          313          961          (128)          511
Other income (expense):
   Interest expense, net .............         --             (9)          (29)          (64)
   Litigation expense ................         --           --            (700)         --
   Recovery of insurance
    proceeds in excess of
    book value of net assets
    lost .............................         --             60          --            --
                                            -------      -------       -------       -------
Income (loss) before
   provision (benefit) for
   income taxes ......................          313        1,012          (857)          448
Provision (benefit) for
   income taxes ......................           29           85           (19)           50
                                            -------      -------       -------       -------
Net income (loss) ....................      $   284      $   927       $  (838)      $   398
                                            =======      =======       =======       =======
Basic net income (loss)
   per common share ..................      $            $             $             $
                                            =======      =======       =======       =======
Diluted net income (loss)
   per share .........................      $            $             $             $
                                            =======      =======       =======       =======
Basic weighted average
   number of common shares
   outstanding .......................
                                            =======      =======       =======       =======
Diluted  weighted average
   number of common shares
   outstanding .......................
                                            =======      =======       =======       =======

Pro forma statement of operations data
  (unaudited)
Income before provision  for income
  taxes ..............................        $   448
Pro forma income tax expense .........            206
                                              -------
Pro forma net income .................        $   242
                                              =======
Pro forma basic net income per share .        $
                                              =======
Pro forma diluted net income per
  share ..............................        $
                                              =======
Number of shares used in computing
  pro forma basic net income per
  share ..............................
                                              =======
Number of shares used in computing
  pro forma diluted net income per
  share ..............................
                                              =======



                                               As of December 31,
                                ----------------------------------------------
                                 1996          1997         1998         1999
                                ------        ------       ------       ------
                                    (unaudited)
                                --------------------
Balance sheet data:                             (in thousands)
Current assets.............     $  297        $  926       $  561       $  941
Working capital
   (deficiency)............        211           639         (297)        (930)
Total assets...............        373         1,091          989        1,411
Long-term debt
   including capital
   leases..................         33          --            731           32
Total liabilities..........        110           287        1,589        1,903
Shareholders' equity
   (deficit)...............        263           804         (600)        (492)

      Basic and diluted net income (loss) per share does not take into account __________ common shares issuable if the underwriters exercise their over-allotment option in full and __________ common shares issuable upon exercise of the warrants to be issued to the representatives of the underwriters in connection with this offering.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believes," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. You should not rely on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see the section of this prospectus entitled "Risk Factors."

Background

      We are a rapidly growing business-to-business Internet professional services company. We were incorporated in 1995 and began operations in February 1996. Initially, we provided securities compliance filing services and other ancillary services, such as typesetting, word processing and document imaging. In 1998, we expanded our service offerings to include other forms of secure business-critical communications, including Web site development, online delivery of investment and offering documents, multimedia presentations and virtual tours. Historically, these new services have accounted for less than 10.0% of our total revenues. However, revenues generated by these services have been growing and, as a result, we expect that beginning with our 2000 fiscal year, we will begin to report revenues and expenses separately for our securities compliance filing services and our Internet/new media services.

      Our revenues have grown from $1.1 million in 1996 to $5.0 million in 1999, a compound annual growth rate of approximately 65.7%. Over the same period, gross profit increased at a compound annual rate of approximately 58.7%, from $800,000 to $3.2 million. This growth has been generated by expanding our relationship with our existing customers, securing new customers and expanding our service offerings. In 1999, we added a number of new clients, including Cushman & Wakefield, Pratt & Whitney, a division of United Technologies, Eastdil Realty, the U.S. Navy, the American Museum of Natural History, Sonnenblick-Goldman and Whale Securities.

      In our most recent three years of operations, we derived a significant portion of our revenues from a limited number of clients. In 1999, our three largest clients accounted for 36.0%, 9.0% and 9.0% of revenues; in 1998, our three largest clients accounted for 33.0%, 16.0% and 5.0% of revenues; and in 1997, our three largest clients accounted for 55.0%, 9.0%, and 8.0% of our revenues. The expansion of service offerings and addition of new clients is expected to continue to reduce our revenues concentration.

      Before 1999, we operated with a single sales agent, while our founder and president handled the primary sales responsibilities. In 1999, we began to develop a sales and marketing department by hiring a sales staff, including a chief marketing officer, a sales employee dedicated to expanding our securities compliance filing services, and a sales agent dedicated to marketing our Internet professional services to the commercial real estate industry. In January, 2000, this sales agent became a full-time sales employee. We are actively seeking to expand our sales staff to further penetrate current markets and new targeted niche markets. Our sales and marketing strategy is to hire salespersons with significant industry experience and high-level contacts at targeted business prospects within a specific industry.

Accounting Overview

      A substantial portion of our revenues is derived from time and materials agreements and is recognized as the services are performed. A small portion of our revenues is derived from fixed-fee agreements and is generally recognized as services are rendered on the percentage of completion method of accounting, based on the ratio of costs incurred to total estimated costs. Revenues exclude reimbursable expenses charged to and collected from clients. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which those losses become probable and can be reasonably estimated. To date, these types of losses have been insignificant. Advanced billings and billings in excess of costs plus fees are classified as deferred revenues.

      Cost of revenues consist primarily of compensation and benefits payable to our employees who are directly involved in the delivery of services. These employees include members of our production staff (operators, proofreaders and supervisors), designers and programmers, as well as some independent contractors we use during our peak production periods. Our operators and supervisors are compensated based primarily on their productivity. Therefore, as our revenues fluctuate so does cost of revenues.

      Selling, general and administrative expenses consist primarily of administrative salaries and benefits, sales commissions, facilities costs, sales and marketing expenses, professional fees, and office expenses. It also includes a non-cash stock compensation charge of $250,000 in 1998 relating to the fair value of options granted to non-employees for services rendered.

      In July 1998, we and our principal shareholder, Anthony L. Willsea, were named as defendants in a lawsuit asserting copyright infringement concerning computer programs we use in connection with our securities compliance filing services. Counterclaims were asserted. In January 2000, the parties to the action entered into a settlement agreement under which we and Mr. Willsea agreed to pay an aggregate of $700,000 to the plaintiffs. In accordance with the terms of the settlement agreement, in January 2000 we paid $50,000 and in February 2000 Mr. Willsea paid $650,000. The payments made by Mr. Willsea will be accounted for as a capital contribution in 2000. Since the lawsuit was filed in 1998, the related charge of $700,000 was recorded in that year.

      In November 1997, a fire in our primary office destroyed most of our equipment, which adversely affected our ability to take on new projects. Our systems were restored within 24 hours and most of our losses were covered by insurance. In 1997, we recorded other income of approximately $60,000 to reflect the excess of our insurance recovery over the book value of the assets destroyed in the fire.

      Since our inception we have been an S corporation for Federal and state income tax purposes. As a result, we have not been subject to Federal corporate income taxes nor have we been required to pay state income taxes at the regular corporate income tax rates. Immediately before this offering is consummated we will terminate our S election and, as of that date, we will begin paying Federal and state corporate income taxes at the regular corporate tax rates. Provisions for income taxes as reflected on our financial statements include corporate income taxes actually paid by us during those periods. The pro forma information on our financial statements reflects the income taxes we would have paid had our S election not been in effect in 1999. We assume that our effective tax rate in the future will be approximately 46.2%.

Results of Operations

      The following table sets forth for the periods presented, statement of operations data as a percentage of revenues. The trends suggested by this table may not be indicative of future operating results.

                                  February 14
                                   (the date
                                   operations
                                   commenced)
                                    through
                                  December 31,       Year ended December 31,
                                                 -------------------------------
                                      1996         1997        1998       1999
                                     ------       ------      ------     ------
Revenues.......................      100.0%       100.0%      100.0%     100.0%
Cost of revenues...............       30.3         35.9        38.6       36.7
                                     -----        -----       -----      -----
Gross profit...................       69.7         64.1        61.4       63.3
Selling, general and
  administrative expenses......       41.3         36.0        65.2       53.1
                                     -----        -----       -----      -----
Income (loss) from operations..       28.4         28.1        (3.8)      10.2
Other income (expense).........         --          1.5       (21.9)      (1.3)
                                     -----        -----       -----      -----
Income (loss) before
  provision for (benefit
  from) income taxes...........       28.4%        29.6%      (25.7)%      8.9
                                     =====        =====       =====
Pro forma income tax expense...                                            4.1
                                                                         -----
Pro forma net income...........                                            4.8%
                                                                         =====

Years ended December 31, 1999 and 1998

      Revenues. Revenues increased $1.7 million, or 51.5%, from $3.3 million in 1998 to $5.0 million in 1999. This increase is attributable to the increased transaction volume from existing customers as well as the addition of new clients for existing and new services offered in 1999. During 1999, we entered into exclusive term agreements with several new clients, including Cushman & Wakefield, Sonnenblick-Goldman, Eastdil Realty and Commonwealth Associates.

      Cost of revenues. Cost of revenues increased $500,000, or 38.5%, from $1.3 million in 1998 to $1.8 million in 1999. This increase reflects additional compensation paid to our production staff as a result of increased productivity. As a percentage of revenues, cost of revenues decreased to 36.7% in 1999 from 38.6% in 1998. This decrease reflects reduced reliance on part-time and temporary staff during peak production periods. We also benefited from minor price increases and the higher margins attributable to Internet professional services. As a result, gross profit increased $1.2 million, or 60.0%, from $2.0 million in 1998 to $3.2 million in 1999. Our gross profit margin for 1999 was 63.3% compared to 61.4% in 1998.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $500,000, or 22.7%, from $2.2 million in 1998 to $2.7 million in 1999. This increase reflects a non-cash stock compensation expense of $250,000, the hiring of personnel for sales and marketing, finance and administration, technology, as well as increased commissions for our expanded sales staff. As a percentage of revenues, selling, general and administrative expenses decreased to 53.1% in 1999 from 65.2% in 1998.

      Other expense. Other expense decreased $665,000 from $729,000 in 1998 to $64,000 in 1999. This decline is primarily due to a $700,000 litigation charge in 1998. In 1999, we had a net interest expense of $64,000 compared to $29,000 for 1998. This increase reflects the increased average borrowings during 1999 to finance our growth.

      Provision (benefit) for income taxes. For 1999, the provision for income tax was $50,000 compared to a tax benefit of $19,000 for 1998.

Years ended December 31, 1998 and 1997

      Revenues. Revenues decreased $100,000, or 2.9%, from $3.4 million in 1997 to $3.3 million in 1998. This decrease was primarily attributable to relatively flat to lower capital markets activities and a fire in November 1997 that caused management's attention to be more focused on restoring our headquarters and operations rather than on developing new business.

      Cost of revenues. Cost of revenues increased $100,000, or 8.3%, from $1.2 million in 1997 to $1.3 million in 1998. Gross profit margin for 1998 was $2.0 million, or 61.4% of revenues, compared to $2.2 million, or 64.1% of revenues, for 1997. The decrease in gross profit margin reflects lower premium charges for expedited document services.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.0 million, or 83.3%, from $1.2 million in 1997 to $2.2 million in 1998. As a percentage of revenues, selling general and administrative expenses increased to 65.2% in 1998 from 36.0% in 1997. This increase in absolute dollars and as a percentage of revenues reflects a non-cash stock compensation expense of $250,000, additions to supervisory and management staff, expansion of our technology infrastructure to support current and near-term growth and additional legal fees relating to the copyright litigation.

      Other income/expense. Other income for 1997 totaled $50,000 compared to other expense of $729,000 for 1998. Other expense for 1998 includes a $700,000 litigation expense and $29,000 of net interest expense. Other income for 1997 includes net interest expense of $10,000 and a recovery of insurance proceeds in excess of book value of $60,000 relating to the fire in our office in November 1997. The increase in net interest expense reflects additional borrowings incurred to finance our growth.

      Provision (benefit) for income taxes. For 1998, the benefit for income taxes was $19,000 compared to a provision for income taxes of $85,000 for 1997.

Liquidity and Capital Resources

      Our growth has been funded primarily by cash flow from operations, bank debt and shareholder loans. We maintain two types of credit facilities to fund our working capital needs. At December 31, 1999, we had a $700,000 revolving credit facility and overdraft credit lines aggregating $80,000. Borrowings under the revolving credit facility accrue interest at the bank's prime rate plus 1.0%, payable monthly, with principal payable on demand. The overdraft credit lines are at the discretion of the bank and accrue interest at an annual rate of 16.0%. We use all available cash balances to reduce credit facility balances and therefore generally maintain nominal cash balances.

      As of December 31, 1999, total borrowings under lines of credit were $380,000 compared to $630,000 as of December 31, 1998. We had total remaining capital lease obligations of $51,000 as of December 31, 1999. As of December 31, 1999, we had total available credit of $400,000.

      For the year ended December 31, 1999, net cash provided by operating activities was $287,000, an increase of $87,000 from net cash provided by operating activities of $200,000 for the prior year. Operating cash flow has fluctuated and, we believe, will continue to fluctuate depending on a number of factors, including growth in accounts receivable as a result of revenue growth, as well as the availability of trade credit from vendors. The primary components of operating cash flow are net income or net loss, as the case may be, growth in accounts receivable, increased vendor trade credit and depreciation.

      For the year ended December 31, 1999, net cash used in investing activities was $20,000, a decrease of approximately $33,000 from net cash used in investing activities of $53,000 for the prior year. Capital expenditures during the year ended December 31, 1999 were $116,000 and were funded partially by capital leases of $58,000. Capital expenditures for 1998 were $310,000 and included replacing equipment destroyed in the November 1997 fire. Capital expenditures for 1998 were funded by internally generated cash flow, capital leases of $57,000 and insurance proceeds.

      Net cash used in financing activities remained relatively flat at $267,000 and $259,000 for 1999 and 1998, respectively, and consisted primarily of net borrowings under credit facilities and shareholder loans and distributions.

      We intend to use the net proceeds from this offering to repay debt and for working capital and general corporate purposes to fund the further expansion of our business. As part of our growth strategy, we continuously evaluate potential acquisitions and the net proceeds from this offering may be used, in part, to fund such acquisitions. We have no current plans, agreements or commitments and are not currently engaged in any negotiations regarding any acquisition transactions. We believe that the net proceeds of this offering together with our cash flows from operations and bank credit lines will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

      In February 2000, we borrowed $1 million from an unrelated party. The loan is comprised of two notes. The first note, in the principal amount of $950,000:
(a) bears interest at the prime rate until December 31, 2000 and the prime rate plus 4% thereafter, (b) is repayable in equal monthly installments of $105,556 commencing January 31, 2001; and (c) is subject to mandatory repayment out of the proceeds of this offering. The second note, in the principal amount of $50,000: (a) bears interest at the prime rate; (b) is due on January 31, 2001; and (c) is convertible, at the option of the holder at any time after the closing of an initial public offering of our common shares and prior to maturity, into a number of common shares having a value of $1 million based on the initial public offering price per share. Each of these notes has been personally guaranteed by our sole shareholder.

Recently Issued Accounting Standards

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which postponed the mandatory adoption of SFAS 133 until January 1, 2001. We have not entered into any significant derivative financial instrument transactions.

Year 2000 Readiness

      We have not experienced any business interruptions or supplier delays from year 2000 problems to date and have not discovered any year 2000 problems in internal computer systems material to our operations. We intend to continue to monitor our internal system for year 2000 problems. There can be no assurance, however, that we or our suppliers may not face future problems as a result of year 2000 issues.

                                    BUSINESS

      This prospectus contains statistical data regarding, among other things, the past and projected growth of the worldwide e-commerce market and the market for Internet services. We have taken this data from information published by sources specializing in research of the relevant subject matter. However, this data is by its nature imprecise, and we caution you not to rely on it unduly.

Overview

      We are a rapidly growing business-to-business Internet professional services company. We use a combination of software and services to create, design, and deliver secure business-critical communications to the financial, business and legal communities. We incorporate text, sophisticated graphics, audio and/or video into an integrated, interactive, searchable and easy-to-use format. Our communications are delivered over Web-based channels, such as the World Wide Web, intranets, extranets and wireless networks as well as CD-ROMs. We enable our customers to deliver time-sensitive, business-critical information to their target audiences securely and in an effective, consistent and cost-efficient manner.

      Our services include securities compliance filings, Web site development, preparation of electronic brochures, interactive multimedia presentations and virtual tours. As the leading independent securities compliance filing service, we prepare and file compliance documents, such as registration statements and proxy materials. These documents are filed with the Securities and Exchange Commission via our secure, dedicated, proprietary, 10-channel frame-relay system. We have also developed a proprietary communications model -- SOLID(SM) -- to securely deliver investment and offering documents over the Internet. We currently market this service primarily to real estate investment banks in connection with commercial real estate transactions and to investment banks in connection with public offerings and private placements. We have entered into exclusive term contracts with Cushman & Wakefield, Sonnenblick-Goldman and Eastdil Realty to develop and coordinate their online property offerings.

Industry Background

      Growth of the Internet, the Web and e-commerce

      The use of the Internet, in general, and the World Wide Web, in particular, as a means of business communication and as a medium to publish, disseminate and distribute information is increasing rapidly. Web usage is expected to continue to grow rapidly due to unique characteristics that differentiate it from traditional media, such as real-time access to and delivery of interactive content, ease of use, flexibility in editing content, reduced costs and the absence of geographic or temporal limitations. Forrester Research, Inc., an industry research firm, estimates that the business-to-business Internet commerce market in the United States will grow to $2.7 trillion by 2004. The rapid growth in the use of the Internet and the Web has created a significant and growing demand for third-party Internet professional service providers.

      Need for more effective business communications

      Business communications include marketing and promotion materials, investment offering materials, product launch briefings to sales teams, strategic and general presentations to employees, sales pitches to potential customers, employee training seminars, investor relations programs and customer support activities. These communications are essential to a business's ability to increase the visibility of its products and services and strengthen its relationships with key constituencies, including customers, suppliers, investors and employees. As companies face increasing pressure to operate more efficiently and to better serve the needs of key constituencies, effective business communications represent a key competitive advantage. To maximize the effectiveness of their communications, businesses must deliver information in a timely, economical, secure and engaging manner -- a requirement that is even more critical given today's accelerated product cycles and complex products and services. However, traditional communication methods, in our view, have significant limitations. We believe that traditional print media is costly to produce and distribute and is generally ineffective. Furthermore, in-person meetings can be costly, inconvenient and time-consuming.

      Opportunity for business-to-business Internet professional service companies

      Companies now have the ability to deliver information, including text, graphics, audio and video or any combination of them, in a variety of formats. However, the availability of technology does not, by itself, enable companies to deliver compelling business communications. Most companies lack the creative, technical and production expertise and equipment required to develop and deliver secure business-critical communications in a timely, cost-efficient manner. Despite the compelling benefits of digital technology for business communications, we believe these challenges have limited its adoption to date in many industries. We further believe that a substantial market opportunity exists for an Internet professional services company that can create, design and deliver high quality secure business-critical communications that are engaging, cost-efficient, flexible and reliable.

Our Solution

      Our services are designed to overcome many of the limitations of traditional business communications. We provide our customers with the ability to communicate time-sensitive, business-critical information to target audiences in a secure, effective, consistent and cost-efficient manner. Our digital communications can be delivered over Web-based channels, such as the World Wide Web, intranets, extranets and wireless networks as well as CD-ROMs.

      We believe that we provide our customers with the following benefits:

      Comprehensive service offerings. We offer our customers a broad range of services for the creation, design and delivery of their business communications. Our team of highly skilled professionals is knowledgeable and experienced in Web site design, information technologies and Internet programming. We incorporate text, sophisticated graphics, audio and/or video into an integrated, interactive, searchable and easy-to-use format. We also provide valuable end-user tracking services for our clients that monitor user interaction with a particular communication. We can generate a variety of reports detailing the length and frequency of a user session as well as a profile on that user. This enhances the ability of our clients to assess the effectiveness of the communication and formulate appropriate follow-up strategies.

      Enhanced Communication. We deliver time-sensitive, business-critical communications in a consistent, visually rich and interactive manner. We believe that our visually rich, interactive communications improve the user's comprehension and retention of information. Our searchable and easy-to-use format enables the users to quickly and easily find information they need. Furthermore, our services enable users to efficiently retrieve and update information contained in the communications.

      Reduced Cost. Our services eliminate many of the costs and expenses typically associated with traditional communication methods. These costs include printing, postage, airline, hotel and other travel expenses, facilities costs, telecommunications costs and the opportunity costs associated with diverting employees from their work schedules. In addition, we believe our technology and expertise enable us to create, design and deliver secure business-critical communications at a lower cost than our typical client would incur if they were to do it internally.

      Increased Speed and Flexibility. Our services enable businesses to publish and distribute information faster and with more flexibility than they otherwise could using traditional business communication methods. We believe distributing business-critical communications quickly offers our customers significant competitive advantages. Our communications are delivered over a variety of Web-based channels including the Web, intranets, extranets and wireless communication networks as well as CD-ROMs. The delivery channel chosen depends on the needs and preferences of the client. Multiple delivery channels increase flexibility because members of the target audience can access our communications anywhere, at any time.

      Secure and Reliable Service. We offer our customers a highly secure and reliable computing environment. As a result of our experience in the securities compliance filing industry, we recognize and respect the confidential and proprietary nature of business-critical communications. Therefore, all of our communications are designed to restrict access to only approved and qualified users. As evidence of our commitment to the security of our clients' documents, we collaborated with the SEC to develop and deploy a proprietary, secure 10-channel frame-relay system that connects our operations center in New York City to the SEC's EDGAR operations center in Virginia. Our frame-relay system can only be used by us and provides virtually unlimited capacity to securely file documents with the SEC. Furthermore, we have emergency back up procedures and redundant systems that are designed to assure uninterrupted services operations upon the occurrence of a catastrophic event.

Our Growth Strategy

      Our objective is to become a leading business-to-business Internet professional services company. The key elements of our strategy include the following:

      Expanding our presence in the markets we currently serve. We believe that we can grow our revenues significantly if we can successfully expand our presence in the markets we currently serve. We are focused on:

        o increasing our market share of the securities compliance filing services market;

        o further marketing our secure online investment documents to real estate investment banks and investment banks; and

        o further marketing our Web site development services to regional "bricks and mortar" investment banks looking to create an online identity.

      Leveraging our reputation to expand into new markets. We believe that there is a significant opportunity to increase revenues by identifying and selling our existing services to other markets. We intend to use our platform for securely publishing, distributing and disseminating investment and offering documents online to service other industries, such as the reinsurance industry, that regularly use investment-type documents. We intend to identify other niche markets and aggressively attempt to expand into them. In order to accomplish these goals, we will leverage our reputation as the leading independent securities compliance filing service in the United States, our experience in routinely handling sensitive, confidential and proprietary information on behalf of some of the largest corporations and mutual funds in the country and the fact that we were one of the first to use the Internet as a medium for delivering confidential offering and investment material.

      Expanding and enhancing our service offerings. We intend to continually broaden the functionality of our communication platforms and provide value-added services. We will continue to leverage technology in order to enhance our service offerings by licensing leading edge technologies including software systems and applications, investing in state-of-the-art equipment, recruiting talented technology professionals and providing continuous training for our employees.

      Increasing our marketing and promotional activities. We will invest heavily in strengthening our brand and building awareness of our name within the financial, business and legal communities. We will aggressively seek to expand our sales and marketing force. We will also substantially increase our advertising and promotional efforts using traditional and new media channels and significantly increase our budget for sales and marketing. In addition, we will continue to compete for service awards and certificates of excellence. For example, we were named "1998 Vendor of the Year" by Scudder Investor Services and awarded "Preferred Vendor" status by John Hancock Funds.

      Pursuing strategic relationships and acquisitions. We intend to continue to identify large businesses in our targeted markets and attempt to enter into strategic relationships with them. One of the keys to our success has been our ability to establish strategic relationships with the principal businesses in many of the markets in which we operate. For example, we currently provide securities compliance filing services to three of the largest financial printers in the United States, which we believe account for more than 50% of all EDGAR filings, based on the number of pages filed. Similarly, we have entered into exclusive term contracts with three of the largest real estate investment banking firms in the United States, Cushman & Wakefield, Sonnenblick-Goldman and Eastdil Realty. In addition, we believe that building a team of strategic, technical and creative talent through both acquisitions and internal growth will provide us with a substantial competitive advantage. As a result, we will consider strategic acquisitions to acquire expertise in new technologies, gain access to additional talented professionals, enter into new markets and expand our client base.

Our Services

   Following is a brief description of the principal services we currently provide:

      Web site development, hosting and publishing to existing Web sites. Our Internet/new media production team is highly trained in the use of the latest online interactive multimedia software and technology, including virtual reality simulation, graphics, games and animation. For hosting Web sites, we own and maintain a growing inventory of advanced computer servers and have entered into co-location agreements with a national, Tier 1 Internet service provider. Our high-speed network provides rapid access to the Internet for efficient downloading of digitized text, graphics, audio and video data.

      Web site user tracking and statistical monitoring. We track and compile data on visits to a Web site, including analysis of hits, click-throughs and demographic/user information. This is particularly useful for investment banking clients with highly targeted marketing campaigns. For example, an investment banker or real estate broker can gauge a client's level of interest based on the amount of time they spend viewing the material and follow-up accordingly.

      Online investment documents. We believe we were one of the first to use the Internet as a medium for distributing investment documents in connection with private placements of securities and sales of commercial real estate. We developed a proprietary communications model -- Secure OnLine Investment Documents, or SOLID(SM) -- for this purpose. All materials relating to the offering, including the private placement offering memorandum, financial information, operational data, management's "road show" presentation, including streaming audio and video and due diligence materials are published to a secure, dedicated Web site. We currently provide this service to Cushman & Wakefield, Sonnenblick-Goldman, Eastdil Realty, Commonwealth Associates, Westport Resources and Whale Securities.

      Electronic brochures. We have the ability to convert hardcopy printed marketing materials into a visually rich online interactive presentation. These electronic brochures may include site plans, virtual tours, streaming audio, demographic data and hyperlinks to other sites containing more detailed and restricted information.

      Virtual reality simulations and virtual tours. We utilize digital video and/or computer animation techniques to create realistic interactive environments. Simulations can be created to represent existing real-world sites and facilities -- such as an office tower or a naval battleship -- or can be used to test or communicate proposed structures.

      Interactive multimedia presentations. We create and develop Web sites using Macromedia Flash(C) animation technology that enable users to interactively explore information. This service includes electronic "pitch books," which are used to present a portfolio of real estate properties.

      Online forms. We developed and host a Web site, EDGAR123.com, that enables our customers to access, complete and file Forms 3, 4, 5, 13D, 13G, 12b-25 and 24F-2 with the SEC over our secure, proprietary frame-relay system, thereby saving time and reducing costs. These forms generally are "fill in the blanks"-type forms. The site features point-and-click submission of completed forms, as well as prompting for incomplete information.

      Securities compliance filing services. We provide our clients with a secure, reliable, fast and cost-efficient option to file documents with the SEC. The backbone of our securities compliance filing service is a secure, proprietary, frame-relay system that runs directly from our operations center in New York City to the SEC operations center in Alexandria, Virginia. The entire process of converting and filing a document can take as little as an hour. Our fees are based on the size of the document and the time in which it has to be filed. In 1997, we prepared and filed the largest compliance document ever filed via the EDGAR system.

      CD-ROM production. We maintain the latest equipment for CD-ROM mastering as well as short-run CD-ROM duplicating. We can replicate a Web site or other electronic offering on an interactive CD-ROM disk -- an ideal way to distribute an electronic message without requiring clients to log onto the Internet or seek out a site.

      In addition to the foregoing, we also offer the following services:

           Document imaging and data warehousing      Software Development
           Word processing                            Customized Web games
           Typesetting and graphic design             Interactive kiosk design

      We provide customer service and technical support 24-hours a day, seven days a week. Our customer service department is responsible for responding to questions from clients through e-mail and our toll-free number.

Sales and Marketing

      Our sales and marketing efforts are dedicated to strengthening our brand name and building our reputation as a secure, reliable and cost-efficient business-to-business Internet professional services company. The primary goals of our sales and marketing efforts are to:

        o Aggressively expand our sales and marketing force. We currently have five sales and marketing personnel and expect to double the size of this department by the end of 2000.

        o Build brand recognition and awareness. Our sales and marketing team engages in numerous branding activities, including public relations initiatives, advertising campaigns and other promotional activities.

        o Pursue strategic alliances. Our strategy is to enter into strategic relationships with large players in niche markets as a means of creating a barrier to entry. We have successfully pursued this strategy in the securities compliance filing business through our strategic relationships with a number of large financial printers and in the real estate investment banking industry through our relationship with Cushman & Wakefield, Sonnenblick-Goldman and Eastdil Realty. These relationships further promote our brand name recognition in the Internet professional services industry.

Clients

      Our clients include law firms, accounting firms, financial printers, mutual funds and large corporations. In connection with our Internet professional services, we target companies in industries that can use digital technologies to increase sales, improve communications and create business identities. These industries include financial and consulting services, media and entertainment, software, technology and telecommunications, industrial and cultural organizations. The following is a list of selected clients, past and present:

      Financial Services and Real
      Estate Investment Banking:        Media & Entertainment:
      ---------------------------       ----------------------
      Commonwealth Associates           BMG Records
      Cushman & Wakefield               Finish Edit
      Eastdil Realty                    PI Edit
      John Hancock International        Soundtrack Recording Studios
      Kemper Scudder Investments        The New York Times
      Sonnenblick-Goldman               Viacom/MTV
      Westport Resources
      Whale Securities                  Consumer Brands & Retail:
      Wit Capital                       -------------------------
                                        Bevmaxx.com
                                        Catch22.com
      Financial Printing:               Open Road USA
      -------------------               Reader's Digest
      Bowne                             Relais & Chateaux
      Global Financial Press
      Merrill Corporation
      R.R. Donnelley & Sons             Cultural:
      R.S. Rosenbaum                    ---------
      Curran & Connors                  American Museum of Natural History
                                        New York City Marathon

      Software & Technology:            Government:
      ----------------------            -----------
      Macromedia                        United States Navy
      Mediacraft Music

      Industrial:
      -----------
      Pratt & Whitney

      We derive a significant portion of our revenues from a limited number of clients. In 1999, Merrill Corporation, Bowne and R.R. Donnelley & Sons, in the aggregate, accounted for over half of our revenues. We expect that the expansion of our service offerings and the addition of new clients will reduce revenue concentration in the future.

Technology

      Our production center utilizes a mixture of IBM and MacIntosh workstations. IBM workstations are generally Pentium III computers running Microsoft Windows operating systems. Each regional office maintains a Local Area Network utilizing Microsoft Windows NT servers to connect the workstations together over a 10baseT network. Regional offices are all connected through a Wide Area Network through the New York production facility. Hosting for Web clients is performed locally in our New York production facility on either one of our two internal Web servers. One Web server utilizes Unix based Apache hosting software and the other utilizes Microsoft Windows NT Internet Information Server. We lease co-location space from Globix through an annual contract supplying us with a "Full Rack" directly connected to Globix's OC-3 national backbone. Corporate data is backed up regularly offsite to our Boston facility and on tape. We utilize standard development packages for software development including but not limited to Microsoft SQL Server, Access, Visual Basic, PERL, Java and C++. Our copyrighted applications have been developed in Microsoft Access, PERL and Java.

Research and Development

      We have assembled a team of skilled operations and engineering personnel with extensive experience in the fields of software development, applications and user interface design and testing, Internet software, collaborative computing, network system design and network operations. Our research and development process is driven by the availability of new technology, market demand and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all development projects. This process involves all functional groups at all levels in the company.

Competition

      The Internet professional services market has grown dramatically in recent years as a result of the increasing use of digital technology by businesses for communication, marketing and information dissemination to their employees, customers, vendors and suppliers. The market for Internet professional services is intensely competitive and rapidly evolving. We expect competition to persist and intensify in the future. Increased competition could lead to decreasing prices and reduced profitability.

      Our competitors include:

        o Internet professional services firms including Scient, Viant, Razorfish, Proxicom, Sapient and USWeb;

        o technology consulting firms and integrators including the consulting affiliates of the major accounting firms, Diamond Technology Partners, EDS and IBM;

        o in-house information technology, marketing and design service departments of our current and potential clients;

        o multimedia production and entertainment companies including Digital Lava, Pacific Media and DigitalThink;

        o large financial printers including Merrill Corporation, Bowne, R.R. Donnelley & Sons and Global Financial Press; and

        o   corporate filing services including ADP, CCH and Prentice Hall.

      Many of our competitors have longer operating histories, larger installed client bases, longer relationships with clients, greater brand or name recognition, and significantly greater financial, technical, marketing and public relations resources than us. Greater resources give a competitor significant advantages over us, including the ability to respond quicker to new or emerging technologies and changes in customer requirements, to undertake more extensive marketing campaigns for the development, promotion and sale of products, to adopt more aggressive pricing policies and to make more attractive offers to potential employees and partners. In addition, the lack of significant barriers to entry into this market permits new market entrants that further intensify competition.

      We believe that the principal competitive factors in our market, in order of relative importance, are:

        o   security and reliability;
        o   quality, price and timeliness of content production services;
        o   quality of the end-user experience;
        o   ease of use of our applications and tools;
        o   amount and quality of customer support; and
        o   brand recognition.

We believe that we compete favorably with respect to each of these factors and that our competitors generally do not offer the broad range of services that we offer. Nevertheless, we cannot assure you that we can compete successfully and competitive pressures may cause our business to suffer.

Intellectual Property

      We regard our copyrights, service marks, trade names, trademarks, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees and independent contractors to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks or similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property rights against us. We may be subject to legal proceedings and claims associated with our intellectual property from time to time in the future. These claims, even if without merit, could cause us to expend significant financial and managerial resources. Further, if these claims are successful, we may be required to change our marks, alter our copyrighted material or pay financial damages, any of which could harm our business.

      We also intend to license software and technology that we believe will enhance our service offerings. Currently, we license EDGARease(C), a program that converts documents into the EDGAR ASCII format required by the SEC, from Document Technologies, Inc. If we are unable to maintain or renew this license, we would be forced to discontinue our use of this software and develop or license comparable technology. This could require additional license fees or extensive engineering efforts or significantly decrease our software's functionality, either of which could harm our business, financial condition and operating results. In addition, we may be required to obtain licenses from third parties to refine, develop, market or deliver new services. We may be unable to obtain any needed license on commercially reasonable terms or at all and rights granted under any licenses may not be valid and enforceable.

Government Regulation

      Congress has recently passed legislation that regulates certain aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, Federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, product and service quality and intellectual property ownership. It is not known how courts will interpret both existing and new laws. Therefore, it is uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by the effect of laws and regulations on our clients. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Employees

      As of March 1, 2000, we had 57 employees, 50 of whom were located in our New York office, five in our Boston office and one in each of our Chicago and Ft. Lauderdale offices. Our employees include 32 production personnel, seven designers/programmers, five sales and marketing personnel, six support staff (information services, human resources, financial and legal personnel), three customer service personnel and four senior executives.

      Our continuing success will depend, in large part, on our ability to attract, motivate and retain highly qualified employees. Competition for such personnel is intense, and we may not be able to retain our senior management or other key personnel in the future. We plan to allocate a portion of the proceeds of the offering to expand programs to recruit additional qualified personnel.

      Our employees are not represented by any union and, except for senior management and certain other employees, are retained on an at-will basis. We consider our relations with our employees to be good.

Facilities

      Our executive and principal operating office currently occupies approximately 7,000 square feet at 59 John Street in New York City under a lease expiring January 2002. Monthly rent is approximately $11,000.

Legal Proceedings

      The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

      Our executive officers and directors and their ages, as of March 1, 2000, are as follows:

Name                  Age  Position

Anthony L. Willsea(1)  30  Chairman of the board of directors, president, and chief executive officer
James R. Hohl          31  Executive vice president--chief technology officer
Bruce A. Knef          45  Executive vice president--chief marketing officer
Robert J. Willsea(1)   33  Executive vice president--chief financial officer
Ira H. Penner          38  Executive vice president--document services
James A. Willis        38  Executive vice president--Internet/new media services
----------(2)          --  Director nominee
----------(2)          --  Director nominee
----------(2)          --  Director nominee
--------------------
(1) Anthony L. Willsea and Robert J. Willsea are brothers. There are no other family relationships among our directors and executive officers.
(2)   Messrs. ____________, _________ and ___________ will become directors upon the closing of this offering.

      All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the board of directors.

      Set forth below is a brief description of the background and business experience of our executive officers and directors.

      Anthony L. Willsea, chairman, president and chief executive officer, is our founding shareholder. Mr. Willsea's experience spans various areas of the field of information technology, including software development, networking and training. Mr. Willsea began his career in 1989 with Dyansen Galleries as Director of Management Information Systems. In 1992, Mr. Willsea joined International Document Services, Inc., a financial printer, where he served as vice president of legal systems integration, providing strategic consulting to law firms on new technology implementation. In 1992, Mr. Willsea co-founded Document Technologies, Inc. ("dTech"), an EDGAR software firm. He served as managing director of dTech from 1992 until November
1995. At dTech, Mr. Willsea was responsible for business development, technology infrastructure, document automation and help system software development. Additionally, Mr. Willsea has been involved with various aspects of the SEC's EDGAR system since 1992, including training major firms in methods of integrating EDGAR into their document processing environments and developing a Windows-based EDGAR filing guide computer software package.

      James R. Hohl, executive vice president -- chief technology officer, joined us in June 1997 and has been an executive officer since May 1999. Mr. Hohl is responsible for our technology infrastructure, including maintenance and support, research and development and technology architecture for client projects. From 1996 to 1997, Mr. Hohl was a freelance Web site designer, Webmaster, programmer and consultant for several organizations, including the United Nations. From 1994 to 1996, Mr. Hohl worked in New York City for a U.S. subsidiary of the Japanese conglomerate, Itochu, Inc. and from 1991 to 1993 in Japan for Panasonic.

      Bruce A. Knef, executive vice president -- chief marketing officer, joined us in February 1999 as an executive. Before joining us, Mr. Knef provided us with strategic consulting services. Mr. Knef is responsible for the development of our sales and marketing department and our sales strategy. Since 1979, Mr. Knef has worked in sales and marketing for numerous financial printers, including R.R. Donnelley & Sons, Corporate Printing, Charles P. Young and International Document Services.

      Robert J. Willsea, executive vice president -- chief financial officer, joined us in May 1999. Mr. Willsea is responsible for accounting & finance, operations and human resources. From 1990 through 1994, Mr. Willsea was employed by SunTrust Bank, rising to the level of assistant vice president - corporate banking. He left SunTrust Bank in 1994 to become assistant treasurer for Danka Business Systems PLC and was subsequently promoted to European/Asia-Pacific Treasurer in 1997 and vice president - budget and planning in 1998.

      Ira H. Penner, executive vice president -- document services, joined us in May 1996 as our vice president of operations -- northeast region. He was hired by us to start our Boston office and run our New England operations. In May 1999, Mr. Penner was promoted to his current position and is responsible for our electronic document production services. Mr. Penner has worked within the financial printing industry since 1983. From November 1993 through May 1996, Mr. Penner worked as director of electronic print services at Daniels Printing in Everett, Massachusetts. From December 1991 through November 1993, Mr. Penner served as senior vice president of systems and programming at Global Financial Press in New York.

      James A. Willis, executive vice president -- Internet/new media services, joined us in May 1999. Mr. Willis is responsible for the development of our Internet services team, including business development, Internet project management as well as the development and implementation of our Internet business strategy. Mr. Willis began his career in 1987 as a cartoonist and designer for Case-Hoygt Fabrigraphics, where he worked on their Disney and Warner Brothers accounts. From 1989 to 1991, he was assistant design director and lead artist for Federated Department Stores children's wear department, leaving in 1991 to work as a freelance artist for Disney, Warner Bros., Hearst Magazines and several other clients. Mr. Willis served as art director for Innerworld, Inc. from 1993 to 1996. In 1996 he formed his own new media company, StoneSoup Multimedia, which he operated until he joined us in 1999.

      Our board of directors is divided into three classes as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three-year term of office. Mr. __________ serves in the class whose term expires in 2001; Messrs. __________ and __________ serve in the class whose term expires in 2002; and Messrs. __________ and __________ serve in the class whose term expires in 2003.

Committees of the Board of Directors

      Our board of directors has established compensation and audit committees. Messrs. __________, __________ and __________, non-management directors, will be members of both committees. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our all our officers, reviews general policy matters relating to compensation and benefits of our employees and administers the issuance of stock options under our 2000 stock option plan and discretionary cash bonuses to our officers, employees, directors and consultants. The audit committee will meet with management and our independent public accountants to determine the adequacy of internal controls and other financial reporting matters.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      Before this offering we had no compensation committee or other committee performing equivalent functions. As a result, compensation matters were performed by the board of directors or senior management. None of the directors expected to serve on the compensation committee is one of our employees. None of our directors or executive officers is a director or executive officer of any other corporation that has a director or executive officer of any other corporation that has a director or executive officer who is also one of our directors.

Compensation of Directors

      Our non-employee directors will receive compensation for their services as a director in the amount of $ per year. We will reimburse them for any reasonable expenses related to attendance at meetings. Non-employee directors will also be eligible to receive stock option grants under our 2000 stock option plan.

Executive Compensation

     Summary compensation. The following table sets forth certain information regarding compensation earned by or paid to our chief executive officer and the other four most highly compensated executive officers during 1999 whose aggregate compensation exceeded $100,000 for that year.

                                                          Long Term
                                                        Compensation
                               Annual Compensation     -------------
                      -------------------------------- Common shares
                                          Other Annual  Underlying   All Other
Name                   Salary     Bonus   Compensation    Options   Compensation(2)
--------------------  --------  --------  ------------  ----------- ------------
Anthony L. Willsea,   $208,997     --         --                      $ 1,250
  chief executive
   officer
James R. Hohl,        $ 89,375  $ 10,000      --                      $ 1,250
   executive vice
   president --
   chief
   technology
   officer
Bruce A. Knef,        $ 94,792     --      $16,365                        --
   executive vice
   president--
   chief marketing
   officer
Robert J. Willsea,    $102,083  $ 10,000      --                          --
   executive vice
   president--
   chief financial
   officer(1)
Ira H. Penner,        $113,333     --         --                      $ 1,250
   executive vice
   president--
   document services

------------
(1) Robert Willsea joined us in June 1999.
(2) 401(k) matching contributions.

      Option grants.

      No options were granted by us in 1999 to the executives named in the table above.

      Option exercises and year-end values. The following table provides information about options exercised in 1999 by the executives named in the summary compensation table above and the number and value of unexercised options held by those executives as of December 31, 1999.

     Aggregated Option Exercise in Last Fiscal Year and Year-End Option Values

                      Shares         Value       Number of Shares Underlying      Value of Unexercised
                    Acquired on    Realized         Unexercised Options at       In-the-Money Options At
                    Exercise(#)     ($)(1)            Fiscal Year-End(#)          Fiscal Year-End ($)(1)
                    -----------    --------      ---------------------------   ---------------------------
Name                                             Exercisable   Unexercisable   Exercisable   Unexercisable
----                                             -----------   -------------   -----------   -------------
Anthony L. Willsea
James A. Hohl
Bruce A. Knef
Robert J. Willsea
Ira H. Penner

Stock Option Plans

      To attract and retain persons necessary for our success, in January 1998, we adopted our 1998 stock option plan covering ____________ common shares and in March 2000, our board of directors approved the adoption of our 2000 stock option plan covering ____________ common shares. Under each plan officers, directors, key employees and consultants are eligible to receive incentive and/or non-qualified stock options. Each plan has a term of 10 years from the date of its adoption and is administered by the compensation committee of the board of directors. The compensation committee, in its sole discretion, determines who is eligible to receive options, how many options they will receive, the exercise price for the options and other conditions relating to the exercise of the options. Incentive stock options granted under the plans must be exercised within 10 years from the date of grant at an exercise price that is not less than the fair market value of the common shares on the date of the grant. Options granted to shareholders owning more than 10% of our outstanding common shares must be exercised with five years from the date of grant and the exercise price must be at least 110% of the fair market value of the common shares on the date of the grant. Options covering ____________ common shares with exercise prices ranging from $_____ to $_____ have been granted under the 1998 plan. As of the date of this prospectus, options covering common shares have been granted under our 2000 plan. These options have an exercise price equal to the initial public offering price per share in this offering. All options granted under the 2000 plan have a term of _____ years and vest ratably over a three-year period beginning with the one year anniversary of the grant date. Except as otherwise described in this paragraph, we have not granted any options, warrants or other rights to acquire our common shares.

Limitation of Directors' Liability and Indemnification

     Our certificate of incorporation limits the liability of individual directors to us for specified breaches of their fiduciary duty to us. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to us, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Our certificate of incorporation also provides that we will indemnify and hold harmless each of our directors or officers, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the New York Business Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

      In 1998, an action asserting copyright infringement was brought against us and Anthony L. Willsea, our sole shareholder. This lawsuit was settled in January 2000. Under the settlement agreement, we agreed to pay $50,000 and Mr. Willsea agreed to pay $650,000 in settlement of all claims and for our receipt of current and future license rights to the subject software. In January 2000, we paid $50,000 and in February 2000, we distributed $650,000 to Mr. Willsea, which he used to pay his portion of the settlement amount. For financial accounting purposes, the payment by Mr. Willsea is deemed to be paid on our behalf and, accordingly, it has been recorded as a capital contribution by Mr. Willsea in the first quarter of 2000.

      During 1999, Anthony L. Willsea, our founder, sole shareholder and chief executive officer, loaned us approximately $357,000. This loan is non-interest bearing, is due on demand and will be repaid out of the proceeds of this offering.

      In February 2000, we borrowed $1.0 million. Mr. Willsea has personally guaranteed the repayment of this obligation.

      We have adopted a policy that, in the future, all transactions with any officer, director or 5% shareholder must be approved by a majority of our disinterested directors.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 1, 2000 and as adjusted to reflect the sale of the common shares offered by this prospectus, by:

        o each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;

        o   each of our directors;

        o each executive officer named in the summary compensation table above; and

        o   all of our directors and executive officers as a group.

      The following table does not take into account any common shares sold as a result of the exercise of the over-allotment option granted to the underwriters.

      Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common shares owned by them. All information concerning their respective beneficial ownership has been furnished to us by the individual shareholders.

                                                            Percent of Common
                                 Common Shares            Shares Beneficially
                              Beneficially Owned                 Owned
Name of beneficial         --------------------------   ------------------------
owner or identity of          Before        After          Before       After
group(1)(2)                  Offering      Offering       Offering     Offering
-------------------------  ------------  ------------   ------------  ----------
Anthony L. Willsea(3)(4)
James R. Hohl(5).......
Bruce A. Knef(5).......
Robert J. Willsea(4)(5)
Ira H. Penner(5).......
James A. Willis(5)
 .......................
 .......................
 .......................
All directors,
  director nominees
  and executive
  officers as a
  group (nine persons).
------------------
*Less than 1%
(1)   All addresses are c/o National Media Technologies, Inc., 59 John
      Street, New York, New York 10038.
(2) According to the rules and regulations of the SEC, common shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Anthony L. Willsea has granted the underwriters a 45-day option to purchase up to _____ common shares solely for the purpose of covering over-allotments, if any. If that option is exercised in full, the number of common shares he will beneficially own after the offering will be ______ and the percentage of common shares he will beneficially own after the offering will be _____%.
(4) Anthony L. Willsea and Robert J. Willsea are brothers. Each disclaims any ownership of the common shares owned by the other.
(5) Represents shares issuable upon exercise of options which vest immediately upon the completion of this offering.

      All of the common shares set forth in the above table are subject to agreements prohibiting the sale, assignment or transfer for six months from the date of this prospectus without the prior written consent of the underwriter.

                         DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 30,000,000 common shares, par value $.01 per share and 5,000,000 preferred shares, par value of $.01 per share. Upon completion of the offering, there will be _________ common shares issued and outstanding ( _________ if the over-allotment option we granted to the underwriters to purchase additional common shares is exercised in full) and no preferred shares outstanding. As of the date of this prospectus, there were _________ outstanding common shares held of record by one shareholder.

Common Shares

      Subject to preferences that may apply to preferred shares outstanding at the time, the holders of outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common shares held on all matters submitted to a vote of shareholders. The holders of a majority of the common shares voting can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. If we are liquidated or dissolved or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Shares

      The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of preferred shares, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred shares could have the effect of decreasing the market price of our common shares and could adversely affect the voting and other rights of the holders of our common shares.

Options

      We have reserved _________ common shares for issuance under the 1998 stock option plan and _________ common shares for issuance under our 2000 stock option plan. All shares reserved for issuance under the 1998 plan are covered by options granted under that plan. These options have exercise prices ranging from $___ to $___ per share. As of the date of this prospectus, options covering _________ common shares have been granted to employees and independent contractors under the 2000 plan. These options have exercise prices equal to the initial public offering price per share in this offering.

Authorized But Unissued Shares

      The authorized but unissued common shares and all of the preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

      The New York Business Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation does not impose any supermajority vote requirements.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

      Certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

      Classified board of directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This provision may deter a shareholder from attempting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with his own nominees.

      Special meetings of shareholders. Special meetings of our shareholders may be called only by the chairman of the board of directors, a majority of the board of directors or the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at such meeting. This provision could make it more difficult for shareholders to take actions opposed by the board of directors.

      Advance notice requirements for shareholders proposals and director nominations. Our bylaws state that shareholders must provide timely notice of their intention to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. To be timely, notice must be delivered to, or mailed and received by us, not less than 120 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the previous year's annual meeting. If we held our annual meeting in the previous year or the date of the annual meeting of shareholders is more than 30 calendar days earlier than, or 60 calendar days after the anniversary of the last meeting, a timely notice must be received not more than 60 days before to the annual meeting of shareholders or the close of business on the 10th day following the date of the meeting. The form and content of a shareholder's notice must comply with the bylaws. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Listing on Nasdaq National Market

      We will apply to list our common shares on the Nasdaq National Market under the symbol "NATL".

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common shares. We cannot predict the effect, if any, that sales of common shares or the availability of common shares for sale will have on the market price of the common shares prevailing from time to time. Future sales of substantial amounts of common shares in the public market, including shares issued upon the exercise of options granted under our stock option plans, could adversely affect the prevailing market price of the common shares.

      Upon completion of this offering, we will have _______ common shares outstanding (____________ if the option we granted to the underwriters to purchase additional common shares from us is exercised in full). In addition, we have reserved ____________ common shares for issuance under our 1998 stock option plan, all of which are covered by options granted before the date of this prospectus and __________ common shares are reserved for issuance under our 2000 stock plan, of which _________ common shares are covered by options granted on or before the date of this prospectus. Finally, _________ common shares are issuable upon exercise of warrants issuable to the representatives of the underwriter in connection with this offering. The _________ common shares sold in this offering (____________ if the option we granted to the underwriters to purchase additional common shares from us is exercised in full), other than shares held by an "affiliate" (as that term is defined by the rules and regulations issued under the Securities Act), will be freely transferable without restriction under the Securities Act. The _____________ common shares held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

      As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule
144. The shares could be available for resale immediately upon the expiration of the one-year lock-up period imposed by the lock-up agreements described below.

Lock-Up Agreements

      All of our officers, directors and pre-offering shareholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of the representatives of the underwriters.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned common shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding common shares or (ii) the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k) any person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements of Rule 144.

                                  UNDERWRITING

Subject to the terms and conditions of our underwriting agreement, the underwriters named below, for whom Roth Capital Partners, Inc. and __________________ are acting as representatives, have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of shares of common shares set forth opposite each underwriter's name below:

                                                        Number
           Underwriters                               of Shares
           --------------                             ----------

      Roth Capital Partners, Inc. .................
      Others.......................................
                                                      ----------
               Total...............................
                                                      ==========


      A copy of the underwriting agreement has been filed as an exhibit to this registration statement. Our underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business, the receipt of certificates, opinions and letters from our counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the common shares if any are purchased. We have been advised by the representatives that the underwriters propose to offer the common shares directly to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow selected dealers a concession of not more than $___ per share, and the underwriters may allow, and such selected dealers may re-allow, a concession of not more than $___ per share, to other dealers.

      After the initial public offering of our common shares, the public offering price and other selling terms may be changed by the representative. No change in these terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

      We have granted an option to the underwriters, exercisable for a period of 45 days after the date of this prospectus, to purchase up to an additional _________ common shares at the same price per share as the initial shares to be purchased by the underwriters to cover over allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase additional common shares in approximately the same proportion as set forth in the above table. The representatives have advised us that they do not expect any sales of common shares offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

      We have agreed to pay the representatives a non-accountable expense allowance equal to 2% of the aggregate price of the common shares offered hereby including with respect to common shares underlying the over allotment option, if and to the extent it is exercised as set forth on the front cover of this prospectus. The representatives' expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the representatives.

      We have agreed to issue to the representatives at the closing of the offering warrants to purchase up to _________ common shares at an exercise price per share equal to 125% of the initial per share public offering price. The representatives' warrants are exercisable for a period of four years beginning one year from the date of this prospectus. The holders of the representatives' warrants will have no voting, dividend or other shareholder rights until the representatives' warrants are exercised. The terms of the representatives' warrants were established as the result of negotiations between the representatives and us. If the representatives' warrants are exercised, the representative may realize additional compensation. By their terms, the representatives' warrants will be restricted from sale, transfer, assignment or hypothecation, except to persons that are officers of the representative. The number of shares covered by the representatives' warrants and the exercise price are subject to adjustment to prevent dilution. In addition, we have granted various rights to the holders of the representatives' warrants to register the representatives' warrants and the common shares underlying the representatives' warrants under the Securities Act of 1933. Total compensation to the representatives and the underwriters is as follows:


Commissions......................     $             per share of common shares
                                                    sold
Nonaccountable expense
  allowance......................     $             per share of common shares
                                                    sold

Warrants.........................                   XXX,000 shares of common
                                                    shares at 125% of the
                                                    initial public offering
                                                    price.


      We have agreed to grant to Roth Capital Partners a right of first refusal on any subsequent investment banking business that we contemplate for a period of two years following this offering. Any compensation to Roth Capital Partners in connection with any such investment banking business shall be addressed through a separate engagement agreement.

      Our directors and executive officers have agreed that they will not, without the prior written consent of the representatives, directly or indirectly offer, sell or otherwise dispose any of our common shares or any other equity security of ours, or any securities convertible into or exercisable or exchangeable for our common shares or enter into any agreement to do any of the foregoing for a period of 180 days from the date of this prospectus. The representatives have no present intention to release the locked-up shares prior to expiration of the 180-day period although the representatives may release the locked-up shares prior to expiration of such period. The granting of any release would be conditioned, in the judgment of the representatives, on the sale not materially adversely impacting the prevailing trading market for the common shares on the Nasdaq National Market. Specifically, factors such as average trading volume, recent price trends, and the need for additional public float in the market for the common shares would be considered in evaluating such a request.

      We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in this respect.

      Prior to this offering, there has been no established trading market for the common shares. Consequently, the initial public offering price for the common shares in this offering has been determined by negotiations between the representatives and us. Among the factors considered in such negotiations were the preliminary demand for the common shares, the prevailing market and economic conditions, our results of operations, estimates of our business potential and prospects, the present state of our business operations, an assessment of our management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses, the current conditions of the markets in which we operate, and other factors deemed relevant. There can be no assurance that an active trading market will develop for our common shares or that the common shares will trade in the public market after the offering at or above the initial public offering price.

      The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares.

      A syndicate covering transaction is the bid for or purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common shares sold in this offering for their account may be reclaimed by the syndicate if these shares are repurchased by the syndicate in stabilizing or covering transactions. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time. The underwriting agreement provides that we will indemnify the underwriters and their controlling persons against liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons maybe required to make in respect thereof.

                                  LEGAL MATTERS

      The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander, LLP, New York, New York. Greenberg Traurig, LLP, New York, New York, has acted as counsel to the underwriters named in this prospectus in connection with this offering.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 under the Securities Act with respect to the common shares with the SEC. This prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and the shares, you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the SEC's public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and you may obtain copies of all or any part of the registration statement from those offices upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

      We intend to furnish our shareholders with annual reports containing financial statements audited by its independent certified public accountants.

                        National Media Technologies, Inc.
                          Index to Financial Statements




Report of Independent Auditors.......................................   F-2

Balance Sheets as of December 31, 1998 and 1999......................   F-3

Statements of Operations for the
  Years Ended December 31, 1997, 1998 and 1999.......................   F-4

Statements of Changes in Shareholder's Equity (Deficiency)
  for the Years Ended December 31, 1997, 1998 and 1999...............   F-5

Statements of Cash Flows for the
  Years Ended December 31, 1997, 1998 and 1999.......................   F-6

Notes to Financial Statements........................................   F-7

                         Report of Independent Auditors

Board of Directors
  National Media Technologies, Inc.

We have audited the accompanying balance sheets of National Media Technologies, Inc. (the "Company") as of December 31, 1998 and 1999 and the related statements of operations, shareholder's equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Media Technologies, Inc. at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



New York, New York

February 29, 2000, except as to
   the third paragraph of Note 1, as
   to which the date is April __, 2000

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the third paragraph of Note 1 to the financial statements.

                                                         /s/ Ernst & Young LLP

New York, New York
March 13, 2000

                        National Media Technologies, Inc.

                                 Balance Sheets

                                                            December 31
                                                         1998          1999
                                                     -----------    -----------
Assets

Current assets:
  Accounts receivable net of allowance of
   $24,100 in 1998 and $12,300 in 1999 ...........   $   460,722    $   829,719
  Prepaid and refundable income taxes ............        38,478           --
  Other current assets ...........................        61,428        111,452
                                                     -----------    -----------
Total current assets .............................       560,628        941,171

Fixed assets, net ................................       365,715        326,554
Deferred registration fees .......................          --           75,000
Deferred tax assets ..............................        35,125         35,125
Other assets .....................................        27,311         33,586
                                                     -----------    -----------
Total assets .....................................   $   988,779    $ 1,411,436
                                                     ===========    ===========

Liabilities and shareholder's deficiency

Current liabilities:
  Cash overdraft .................................   $    33,722    $    58,462
  Borrowings under lines of credit ...............       599,867        378,400
  Accounts payable ...............................        93,592        259,737
  Accrued expenses ...............................       102,401         53,962
  Loan payable to shareholder ....................          --          357,000
  Income taxes payable ...........................          --           40,887
  Litigation settlement payable ..................          --          700,000
  Current portion of capital lease obligations ...        28,273         22,266
                                                     -----------    -----------
Total current liabilities ........................       857,855      1,870,714

Long-term portion of borrowings under lines
  of credit ......................................        30,815          3,400
Litigation settlement payable ....................       700,000           --
Obligations under capital leases .................          --           28,805
                                                     -----------    -----------
Total liabilities ................................     1,588,670      1,902,919

Shareholder's deficiency:
  Preferred shares, $.01 par value; 5,000,000
   shares authorized; no shares issued and
   outstanding
  Common shares, $.01 par value; 30,000,000
   shares authorized; _________ shares issued
   and outstanding ...............................           100            100
  Additional paid-in capital .....................       246,441        246,441
  Accumulated deficit ............................      (846,432)      (738,024)
                                                     -----------    -----------
Total shareholder's deficiency ...................      (599,891)      (491,483)
                                                     -----------    -----------
Total liabilities and shareholder's deficiency ...   $   988,779    $ 1,411,436
                                                     ===========    ===========

See accompanying notes.

                        National Media Technologies, Inc.

                            Statements of Operations

                                                  Year ended December 31
                                            1997            1998           1999
                                         -----------    -----------    -----------
Revenues .............................   $ 3,419,405    $ 3,332,489    $ 5,023,907
Cost of revenues .....................     1,226,997      1,287,973      1,845,324
                                         -----------    -----------    -----------
Gross profit .........................     2,192,408      2,044,516      3,178,583

Selling, general and administrative
expenses (including stock compensation
expense of $246,441 in 1998) .........     1,231,185      2,172,674      2,667,270
                                         -----------    -----------    -----------
Income (loss) from operations ........       961,223       (128,158)       511,313

Other income (expense):
  Interest expense, net ..............        (9,800)       (28,882)       (63,687)
  Litigation settlement ..............          --         (700,000)          --
  Recovery of insurance proceeds in
   excess of book value of
   net assets lost .....                      60,482           --             --
                                         -----------    -----------    -----------
Income (loss) before provision for
income taxes .........................     1,011,905       (857,040)       447,626

Provision (benefit) for income taxes .        84,750        (19,000)        50,000
                                         -----------    -----------    -----------
Net income (loss) ....................   $   927,155    $  (838,040)   $   397,626
                                         ===========    ===========    ===========

Historical basic net income (loss) per
  share ..............................   $              $              $
                                         ===========    ===========    ===========
Historical diluted net income (loss)
  per share ..........................   $              $              $
                                         ===========    ===========    ===========
Historical number of shares used in
  computing basic net income (loss)
  per share
                                         ===========    ===========    ===========
Historical number of shares used in
  computing diluted net income (loss)
  per share
                                         ===========    ===========    ===========

Pro forma (unaudited) (Note 12)
Historical income before provision
  for income taxes ...................                                 $   447,626
Pro forma income tax expense .........                                     206,000
                                                                       -----------
Pro forma net income .................                                 $   241,626
                                                                       ===========
Pro forma basic net income per share .                                 $
                                                                       ===========
Pro forma diluted net income per share                                 $
                                                                       ===========
Number of shares used in computing pro
  forma basic net income per share
                                                                       ===========

Number of shares used in computing pro
  forma diluted net income per share
                                                                       ===========

See accompanying notes.

                        National Media Technologies, Inc.

           Statements of Changes in Shareholder's Equity (Deficiency)

                  Years ended December 31, 1997, 1998 and 1999


                                                       Additional  Retained
                                                        Paid-in    Earnings
                                Shares       Amount     Capital    (Deficit)      Total
                               ---------   ---------   ---------   ---------    ---------
Balance at December 31, 1996               $     100   $    --     $ 262,693    $ 262,793
  Net income ...............        --          --          --       927,155      927,155
  Distributions to
    shareholder ............        --          --          --      (385,605)    (385,605)
                               ---------   ---------   ---------   ---------    ---------
Balance at December 31, 1997                     100        --       804,243      804,343
  Net loss .................        --          --          --      (838,040)    (838,040)
  Issuance of stock options         --          --       246,441        --        246,441
  Distributions to
    shareholder ............        --          --          --      (812,635)    (812,635)
                               ---------   ---------   ---------   ---------    ---------
Balance at December 31, 1998                     100     246,441    (846,432)    (599,891)
  Net income ...............        --          --          --       397,626      397,626
  Distributions to
    shareholder ............        --          --          --      (289,218)    (289,218)
                               ---------   ---------   ---------   ---------    ---------
Balance at December 31, 1999               $     100   $ 246,441   $(738,024)   $(491,483)
                               =========   =========   =========   =========    =========

See accompanying notes.

                        National Media Technologies, Inc.

                            Statements of Cash Flows

                                                     Year ended December 31
                                                 1997         1998         1999
                                              ---------    ---------    ---------
Cash flows from operating activities
Net income (loss) .........................   $ 927,155    $(838,040)   $ 397,626
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
   Recovery of insurance proceeds in excess
     of book value of net assets lost .....     (60,482)        --           --
   Stock option issued for services .......        --        246,441         --
   Write-off/loss on fixed assets .........        --         15,360       17,627
   Bad debt expense .......................      18,842       43,025       38,132
   Depreciation and amortization ..........      61,229       72,840       93,994
   Deferred tax assets ....................        --        (35,125)        --
   (Increase) decrease in:
     Accounts receivable ..................    (399,109)      99,406     (407,129)
     Other current assets .................      (4,307)     (56,421)     (50,024)
     Prepaid and refundable income taxes ..        --        (38,478)      38,478
     Accounts payable and accrued expenses      101,969       46,027      117,706
     Income taxes payable .................      26,505      (55,505)      40,887
     Litigation settlement payable ........        --        700,000         --
                                              ---------    ---------    ---------
Net cash provided by operating activities .     671,802      199,530      287,297
                                              ---------    ---------    ---------

Cash flows from  investing activities
Loss recovery receivable ..................    (205,300)     205,300         --
Purchase of fixed assets ..................    (312,826)    (253,195)     (57,891)
Proceeds from sale of fixed assets ........     250,000         --         43,731
Other assets ..............................     (16,033)      (5,111)      (6,275)
                                              ---------    ---------    ---------
Net cash used in  investing  activities ...    (284,159)     (53,006)     (20,435)
                                              ---------    ---------    ---------

Cash flows from financing activities
Cash overdraft ............................        --         33,722       24,740
Net proceeds from borrowings under lines of
  credit ..................................      81,883      548,799         --
Net repayments of borrowings under lines of
  credit ..................................        --           --       (248,882)
Principal payments under capital lease
  obligations .............................     (44,475)     (28,893)     (35,502)
Deferred registration fees ................        --           --        (75,000)
Loan payable to shareholder ...............        --           --        357,000
Distributions to shareholder ..............    (385,605)    (812,635)    (289,218)
                                              ---------    ---------    ---------
Net cash used in financing activities .....    (348,197)    (259,007)    (266,862)
                                              ---------    ---------    ---------

Net increase (decrease) in cash
  and cash equivalents ....................      39,446     (112,483)        --
Cash and cash equivalents at
  beginning of year .......................      73,037      112,483         --
                                              ---------    ---------    ---------
Cash and cash equivalents at end of year ..   $ 112,483    $    --      $    --
                                              =========    =========    =========

Supplemental disclosure of cash flow
  information
Income taxes paid .........................   $  58,245    $ 106,983    $    --
                                              =========    =========    =========
Interest paid .............................   $  12,280    $  24,999    $  72,698
                                              =========    =========    =========

Non-cash investing and financing activities
Acquisition of fixed assets through capital
  leases ..................................   $  50,617    $  57,166    $  58,300
                                              =========    =========    =========

See accompanying notes.

                        National Media Technologies, Inc.

                          Notes to Financial Statements


1. Significant Accounting Policies

Description of Business and Basis of Presentation

The accompanying financial statements include the accounts of National Media Technologies, Inc. ("NMT") and prior to October 22, 1999 its affiliated companies (collectively, the "Company"). On October 21, 1999, National Filing Services, Inc. ("NFS"), National Printing Services, Inc. and National Internet Services, Inc. ("NIS") (collectively, the affiliated companies) were merged with and into NFS with NFS changing its name to NMT. Prior to the merger, NMT and NIS were inactive. One shareholder owned a 100% interest in the affiliated companies and now owns a 100% interest in NMT.

The Company uses a combination of software and services to create, design and deliver secure business-critical communications to the financial, business and legal communities. Their services include securities compliance filings, Web site development, preparation of electronic brochures, interactive multimedia presentations and virtual tours. The Company has office and production facilities in New York City, Boston, Chicago and Ft. Lauderdale.

Initial Public Offering

In _______ 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). Upon the consummation of the Company's IPO, the Company will be authorized to issue (i) _________ shares of common stock, effect a stock split pursuant to which each share of common stock will be exchanged for ________ shares of common stock, par value $.01 per share and (ii) 5,000,000 shares of preferred stock, par value $.01. The accompanying financial statements give retroactive effect to the increase in the authorization of common stock and the stock split.

Fixed Assets

Fixed assets, including those acquired under capital leases, are stated at cost and depreciated by the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining period of the lease.

                        National Media Technologies, Inc.

1. Significant Accounting Policies (continued)

Revenue Recognition

A substantial portion of the Company's revenues are derived pursuant to time and materials agreements and revenue is recognized as services are performed. The Company derives a portion of its revenues from service agreements and recognizes such revenues in the month the service is provided. Hosting revenues are recorded in the month earned. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). To date, fixed-fee contracts have been insignificant.

Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have been insignificant. Advanced billings and billings in excess of costs plus fees are classified as deferred revenue.

Cost of Revenues

Cost of revenues consist primarily of compensation and benefits of the Company's employees engaged in the delivery of services.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying balance sheets for accounts receivable, accounts payable, accrued expenses, litigation settlement payable, loan payable to shareholder and borrowings under lines of credit approximate their fair values.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally under stated contract terms and the Company provides for estimated credit losses at the time services are rendered. Such losses have not been significant to date.

                        National Media Technologies, Inc.

1. Significant Accounting Policies (continued)

Advertising Costs

The Company's policy is to expense advertising costs as incurred. For the years ended December 31, 1997, 1998 and 1999, the Company incurred approximately $65,000, $30,000 and $51,000 of advertising costs, respectively.

Income Taxes

The Company uses the liability method for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

Computation of Historical Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income
(loss) per share is computed by dividing the net income (loss) available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares as their effect is anti-dilutive. Potential common shares are incremental shares of common stock issuable upon the exercise of stock options.

                        National Media Technologies, Inc.

1. Significant Accounting Policies (continued)

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 1999:

      Numerator:
       Net income                                     $ 397,626
                                                     ===========
      Denominator for basic earnings per share-
        weighted-average shares
      Effect of dilutive stock options
                                                     -----------
      Denominator for diluted earnings per
        share-adjusted weighted-average shares
        and assumed conversions-treasury stock
        method
                                                     ===========

Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Major Customers

One customer accounted for 55%, 33% and 36% of the Company's revenue for the years ended December 31, 1997, 1998, and 1999, respectively. Another customer accounted for 16% of the Company's revenue for the year ended December 31, 1998.

                        National Media Technologies, Inc.

3. Fixed Assets

Fixed assets consist of the following:

                                                               December 31
                                                          1998            1999
                                                        --------        --------

Computer equipment .............................        $201,519        $279,545
Furniture and fixtures .........................          95,841          99,372
Automobiles ....................................          69,860            --
Leasehold improvements .........................          73,521          99,738
                                                        --------        --------
                                                         440,741         478,655
Less accumulated depreciation and
  amortization .................................          75,026         152,101
                                                        --------        --------
                                                        $365,715        $326,554
                                                        ========        ========


Fixed assets include assets under capital lease aggregating approximately $57,166 and $101,615 at December 31, 1998 and 1999, respectively. The accumulated amortization related to assets under capital leases was approximately $5,717 and $22,494 at December 31, 1998 and 1999, respectively.

4. Loan Payable to Shareholder

During 1999, the Company borrowed $357,000 from its sole shareholder. The loan is non-interest bearing and is payable on demand. The balance is expected to be repaid from the IPO proceeds.

                        National Media Technologies, Inc.

5. Borrowings Under Lines of Credit

Borrowings under lines of credit consist of the following:
                                                                December 31
                                                            1998          1999
                                                          --------      --------

Revolving line of credit (a) .......................      $569,052      $375,000
Overdraft lines of credit (b) ......................        61,630         6,800
                                                          --------      --------
                                                           630,682       381,800
Less current portion of borrowings under
  lines of credit ..................................       599,867       378,400
                                                          --------      --------
Long-term portion of borrowings under lines
  of credit ........................................      $ 30,815      $  3,400
                                                          ========      ========

(a)-- The Company has a $700,000 revolving line of credit facility with a bank, payable on demand and bearing interest at the bank's prime rate (8.5% at December 31, 1999) plus 1%. Borrowings on the credit facility are collateralized by a security interest in substantially all of the Company's assets and is guaranteed by the shareholder of the Company.

(b)-- The Company has overdraft lines of credit with a bank in the amount of $80,000. Borrowings are to be repaid, at a minimum, in 24 equal monthly principal installments plus interest at an annual rate of 16%. These lines of credit are collateralized by a security interest in substantially all of the Company's assets and are guaranteed by the shareholder of the Company.

6. Capital Leases

The Company has entered into capital lease agreements for computer equipment. The agreements provide for monthly payments of approximately $235 to $2,012 through November 2002, which includes interest at rates ranging from 10.50% to 11.50%.

                        National Media Technologies, Inc.

6. Capital Leases (continued)

The following is a schedule of minimum lease payments under capital leases, together with the present value of the net minimum lease payments:

     2000 ...................................................       $24,141
     2001 ...................................................        24,141
     2002 ...................................................         7,366
                                                                    -------
     Total minimum lease payments ...........................        55,648
     Less amount representing interest ......................         4,577
                                                                    -------
     Present value of net minimum lease payments ............        51,071
     Less current portion ...................................        22,266
                                                                    -------
     Long-term obligation at December 31, 1999 ..............       $28,805
                                                                    =======

7. Lease Commitments

The Company has noncancellable operating leases for office space which expire at various dates through the year 2002. The Company is obligated under these leases for aggregate minimum rentals approximating as follows:

     Annual period ending December 31:
       2000 .................................................      $199,000
       2001 .................................................       147,000
       2002 .................................................        26,000
                                                                   --------
     Total minimum lease payments ...........................      $372,000
                                                                   ========

The leases provide that the Company pay its share of operating expenses and real estate taxes. Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $82,000, $162,000 and $193,000, respectively.

                        National Media Technologies, Inc.

8. Income Taxes

The Company, with the consent of its shareholder, has elected to be taxed as an S corporation pursuant to the Internal Revenue Code and certain state tax laws. As such, the Company has not been subject to federal and certain state income taxes and the shareholder has included the corporation's taxable income or loss in his individual income tax returns. Income taxes in 1997, 1998 and 1999 primarily represent New York City corporate income taxes. Deferred tax assets resulting from temporary differences relate to stock compensation expense and certain expenses not currently deductible.

If the IPO is consummated, the Company will no longer be an S corporation. Upon the change in tax status of the Company, under SFAS No. 109 "Accounting for Income Taxes," the Company will record a deferred income tax asset relating to the future tax deduction of items previously expensed for book purposes. Had the change occurred on December 31, 1999, the deferred tax asset that would have to be recognized would be approximately an additional $136,000.

The provision for pro forma income taxes computed as though the Company is a C corporation in 1999 on pro forma income differs from the amounts computed by applying the applicable federal statutory rates due to the following:

                                                         % of Pro Forma
                                                          Profit Before
                                                          Income Taxes
                                                           Year Ended
                                                        December 31, 1999
                                                        ------------------

      Federal statutory rate ............................     34.0%
      State and local taxes, net of
        federal tax benefit .............................      9.9
      Nondeductible expenses ............................      2.3
                                                              ----
                                                              46.2%
                                                              ====

                        National Media Technologies, Inc.

9. Shareholders' Deficiency

Stock Option Plan

In January 1998, the Company established the 1998 Stock Option Plan (the "Option Plan") for officers, employees, consultants and nonemployee directors to purchase shares of the Company's common stock. The Option Plan requires the Company to reserve a sufficient number of authorized shares for issuance upon the exercise of all options that may be granted under the Option Plan. At December 31, 1999, the Company had reserved _______ shares of common stock for the exercise and future grants of stock options under Option Plan.

The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. Each option agreement shall state that the option constitutes an incentive stock option or a nonqualified stock option. Incentive stock options may not be granted to a nonemployee director or a consultant of the Company. The exercise price shall not be less than the fair market value of the Company's common stock at the date the option is granted unless, with respect to nonqualified stock options, otherwise determined by the Compensation Committee. In the case of an incentive stock option granted to a ten percent shareholder, (i) the option price shall not be less than one hundred ten percent (110%) of the fair market value of common stock on the date of grant of such incentive stock option, and (ii) the exercise period shall not exceed five years from the date of grant of such incentive stock option. In January 1998, the Company granted _______ nonqualified stock options and ________ incentive stock options. All incentive options to date have been granted at or above fair market value and, as such, the Company has not recorded compensation expense in connection with awards to employees. Options granted to consultants for professional services rendered were all granted in January 1998, and the Company recognized the fair value of the options granted, amounting to $246,441 of compensation.

The options are exercisable for a period not to exceed ten years from the date of the grant. For incentive stock options, vesting periods range from one to four years and vesting is accelerated in the event of a qualified IPO, as defined. For nonqualified stock options, vesting was immediate, as the options granted were for services rendered. All options granted in 1998 are exercisable as follows, (i) one-third on the later of January 27, 1999 or an IPO, (ii) two-thirds on the later of January 27, 2000 or an IPO, and (iii) in any event on January 27, 2002.

                        National Media Technologies, Inc.

9. Shareholders' Deficiency (continued)

Activity in the Option Plan is summarized as follows (in shares):

                                                       Weighted
                                                        Average
                                                       Exercise
                                         Shares          Price
                                     --------------    ---------

Granted ...........................                    $
Exercised .........................        --              --
Canceled and expired ..............        --              --
                                     --------------    ---------
Outstanding at December 31, 1998
Granted ...........................        --              --
Exercised .........................        --              --
Canceled and expired ..............
                                     --------------    ---------
Outstanding at December 31, 1999 ..                    $
                                     ==============    =========

Exercisable at December 31, 1998 ..        --
                                     ==============
Exercisable at December 31, 1999 ..        --
                                     ==============

Available for grant at
  December 31, 1998 ...............
                                     ==============
Available for grant at
  December 31, 1999 ...............
                                     ==============

Pro forma information regarding net income (loss) is required by SFAS No. 123 and has been determined as if the Company had accounted for its employees' stock options under the fair value method provided by that Statement. The fair value of the options was estimated at the date of grant using a minimum value option pricing model with the following assumptions for vested and nonvested options; risk-free interest rate 6%, dividend yield 0% and expected life-5 years. The weighted average fair value of options granted during the year ended December 31, 1998 was $ ___. The weighted average remaining contractual life of the 1998 options is 8 years.

                        National Media Technologies, Inc.

9. Shareholders' Deficiency (continued)

For purposes of pro forma disclosures, the estimated fair value of the options under SFAS 123 is amortized to expense over the options' vesting period. For the year ended December 31, 1998 and 1999, pro forma net income (loss) under SFAS 123 amounted to approximately $(825,000) and $347,000, respectively and basic and diluted income (loss) per share of $(___) (basic and diluted-1998) and $ ___ (basic-1999) and $ ___ (diluted-1999). The pro forma net income (loss) may not be indicative of amounts to be included in future periods.

10. Profit Sharing Plan

In January 1997, the Company established a 401(k) savings plan (the "Plan") covering all eligible employees. The 401(k) plan is primarily funded by employee contributions with partial matching contributions by the Company. The Company is required to make matching contributions based on amounts contributed by its employees, not to exceed 25% of compensation, subject to a maximum of $1,250 per employee. The Company contributed approximately $8,000 , $14,000 and $17,000 to the Plan for the years ended December 31, 1997, 1998 and 1999, respectively.

11. Fire Loss

In November 1997, a fire destroyed a substantial part of the premises occupied by the Company. The recognized gain of $60,482 represents the excess of insurance proceeds received over the net book value of furniture, equipment and leasehold improvements destroyed by the fire.

                        National Media Technologies, Inc.

12. Pro Forma Information and Events Concurrent with the IPO (Unaudited)

Pro Forma Adjustments--Statement of Operations

If the IPO is consummated, the Company will no longer be treated as an S corporation and, accordingly, will be subjected to federal and additional state and local income taxes. The unaudited pro forma adjustments on the accompanying statements of operations reflects an adjustment to record a provision for income taxes as if the Company had not been an S corporation. Pro forma net income per share for the year ended December 31, 1999 is computed by dividing pro forma net income by the weighted average number of common shares outstanding.

13. Subsequent Events

Contingent Liabilities

In July 1998, a civil action was filed against the Company and its sole shareholder for copyright infringement. The Company and its sole shareholder asserted counterclaims in such actions. The action related to computer programs used by the Company in providing security compliance services to its customers and authorship issues with respect thereto. In January 2000, the parties entered into a settlement agreement pursuant to which the Company and its sole shareholder agreed to pay $700,000 and the Company received current and future license rights to certain software, under the best available terms and conditions granted to other customers. In accordance with the settlement, the Company paid $50,000 in January 2000 and the Company's sole shareholder paid the balance in February 2000. Payments made by the sole shareholder will be recorded as capital contributions.

                        National Media Technologies, Inc.

13. Subsequent Events (continued)

Loan Transaction

In February 2000, the Company borrowed $1 million from an unrelated party. The loan is comprised of two notes. The first note, in the principal amount of $950,000: (a) bears interest at the prime rate until December 31, 2000 and the prime rate plus 4% thereafter, (b) is repayable in equal monthly installments of $105,555.56 commencing January 31, 2001; and (c) is subject to mandatory repayment out of the proceeds of an initial public offering of the Company's common shares (an "IPO"). The second note, in the principal amount of $50,000:
(a) bears interest at the prime rate; (b) is due on January 31, 2001; and (c) is convertible, at the option of the holder at any time after the closing of an IPO and prior to maturity, into a number of common shares having a value of $1 million based on the IPO price per share. Each of these notes has been personally guaranteed by our sole shareholder.

                        NATIONAL MEDIA TECHNOLOGIES, INC.


                                 [COMPANY LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

Registration fee..................................................$  7,433.25
NASD fee..........................................................$  3,305.00
Nasdaq National Market listing fee................................$          *
Printing expenses.................................................$          *
Accounting fees and expenses......................................$          *
Legal fees and expenses...........................................$          *
Transfer agent and registrar fees and expenses....................$  3,500.00
Underwriter's nonaccountable expenses.............................$          *
Miscellaneous.....................................................$          *
                                                                   ----------

    Total.........................................................$          *
                                                                  ===========
-------------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

      Sections 722 and 723 of the New York Business Corporation Law grants us the power to indemnify our officers and directors as follows:

      (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

      (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

      (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

      Payment of indemnification other than by court award is as follows:

      (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

      (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

            (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

            (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

                  (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                  (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                  (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

      Our certificate of incorporation provides as follows:

      "TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      "(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      "(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      "(d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

      "ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law."

      The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sale of Unregistered Securities

      In February 2000, the Registrant sold $1 million principal amount of notes to Conifer NMT L.P. for $1 million. The investment is comprised of two notes. The first note, in the principal amount of $950,000: (a) bears interest at the Prime Rate until December 31, 2000 and the Prime Rate plus 4% thereafter, (b) is repayable in equal monthly installments of $105,555.56 commencing January 31, 2001; and (c) is subject to mandatory repayment out of the proceeds of an initial public offering. The second note, in the principal amount of $50,000:
(a) bears interest at the Prime Rate; (b) is due on January 31, 2001; and (c) is convertible, at the option of the holder at any time after the closing of an initial public offering by the Registrant (an "IPO") and prior to maturity, into a number of common shares having a value of $1 million based on the IPO offering price per share. The issuance of these notes were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. No commissions were paid in connection with such issuances.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
  No.             Description
------            -----------
1.1               Form of Underwriting Agreement*

3.1 Form of Proposed Amended and Restated Certificate of Incorporation of the Company*

3.2               Amended and Restated Bylaws of the Company*

4.1               Specimen Stock Certificate*

4.2               Form of Representative's Warrant*

5.1               Form of Opinion of Morse, Zelnick, Rose & Lander, LLP*

10.1              Form of National Media Technologies, Inc. 1998 Stock Option
                  Plan*

10.2              Form of National Media Technologies, Inc. 2000 Stock Option
                  Plan*

10.3 Form of Proposed Employment Agreement between the Company and Anthony L. Willsea*

10.4              Loan Agreement*

23.1              Consent of Ernst & Young LLP

23.2              Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1)*

24                Power of Attorney (included in signature page)

27                Financial data schedule

99.1              Director Nominee Consents*

-------------
* To be filed by amendment.

Item 17. Certain Undertakings

            A. The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the Offering.

                  (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                  (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on March 15, 2000.




                                         NATIONAL MEDIA TECHNOLOGIES, INC.

                                         By:  /s/ ANTHONY L. WILLSEA
                                              ----------------------------------
                                              Anthony L. Willsea, President


      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Rose his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 15, 2000.

         Signature                                        Title
         ---------                                        -----

  /s/ ANTHONY L. WILLSEA
----------------------------
      Anthony L. Willsea                    President, Chief Executive Officer
                                               and Director

 /s/ ROBERT J. WILLSEA
----------------------------
     Robert J. Willsea                    Chief Financial and Accounting Officer